USCA ASSET MANAGEMENT LLC
(“USCA ” or  the "Firm")

SUPERVISORY PROCEDURE MANUAL

October 30, 2015

The purpose of this manual is to make clear for all associated persons the supervisory procedures, which will govern the standard of conduct of all associated persons of the Firm.  Failure to follow these supervisory procedures and standards of conduct will be cause for dismissal of the offending associated person or persons.  This manual also sets forth the duties and responsibilities of the supervisory personnel, as well as other required standards of procedure.  This manual is the property of USCA; should an employee’s association with the Firm terminate for any reason, the contents of this manual are confidential, and should not be revealed to third parties.

Table of Contents
1 OVERVIEW		4
1.1.	General	4
1.2.	Compliance Manual	4
1.3.	Investment Adviser as a Fiduciary	4
1.4.	The Firm	5
1.5.	The Firm’s Employees	5
2 SUPERVISION		7
2.1	Chief Compliance Officer	7
2.2	Supervisors	7
2.3	Main Office	8
2.4	Branch Office	8
2.5	Office Inspections	8
2.6	Certification Of Compliance And Supervisory Procedures	9
2.7	Risk Assessment	10
2.8	Review of Supervisory Procedures	10
2.9	General Supervisory Guidelines	11
3 EMPLOYEE MATTERS		13
3.1	Supervision of Associated Persons	13
3.2	Insider Trading Procedures	16
3.3	Personal Securities Holdings and Transactions	21
3.4	Certification of New Employees	24
3.5	Disciplinary Matters – Reportable Events	26
3.6	Involvement in Litigation	28
3.7	Regulatory Communications	28
3.8	Competition and Fair Dealing	29
3.9	Confidentiality within the Firm	29
3.1	Regulation S-P Privacy of Consumer Financial Information	29
3.11 Gifts, Gratuities And Entertainment		32
4 BUSINESS PRACTICES AND ACTIVITIES		36
4.1	General Trading Procedures	36
4.2	General Conduct of Accounts	41
4.3	Proxy Voting Procedures	43

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4.4	Best Execution	44
4.5	Soft Dollar Policies and Procedures	47
4.6	Other General Matters	48
5 MARKETING & COMMUNICATIONS ACTIVITIES		51
5.1	Anti-Fraud Restrictions on Advertising	51
5.2	Advertising	55
5.3	Solicitors	56
6 CLIENT RELATIONS		59
6.1	General	59
6.2	Customer Complaints	60
6.3	New Client Relationships	61
6.4	Client Account Reviews	61
6.5	Advisory Fees	64
6.6	Custody of Client Funds or Securities	65
7 RECORDKEEPING		66
7.1	General Procedures	66
7.2	Record Retention	67
7.3	Electronic Storage	69
8 GENERAL REGULATORY ISSUES		71
8.1	Form ADV/Brochure Disclosure and Delivery	71
8.2	Multi-State Registration Activities	72
8.3	Disclosure of Financial Condition and Disciplinary Events	72
8.4	Disclosure of Conflicts of Interest	74
8.5	Regulatory Filings	75
8.6	Invoicing – Payment From Custodial Accounts	77
9 ANTI-MONEY LAUNDERING (“AML”)		78
9.1	USCA ASSET MANAGEMENT ’S AML POLICY STATEMENT	78
9.2	Goals of AML Program	78
9.3	Anti-Money Laundering Compliance Officer	78
9.4	Legislation	79
9.5	Customer Identification Program	83
9.6	Preventing Money Laundering – Red Flags	87

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9.7	Confidential Reporting of AML Program Non-Compliance	89
9.8	Employee Accounts	89
9.9	Customer Notification	90
9.1	Emergency Notification to Government by Telephone	91
9.11	Anti-Money Laundering Employee Training	91
9.12	Suspicious Activity Reports (SAR)	92
9.13	FinCEN	93
9.14	Targeting Terrorists and Blocked Accounts	95
9.15	Special Situations – Foreign Relationships	95
10 CODE OF ETHICS		98
10.1 Introduction		98
10.2 Confidentiality		99
10.3 Self-Interest		99
10.4 Gifts And Entertainment		101
10.5 Bequests		101
10.6 Privacy		101
10.7 Holding Office/Appointments		102
10.8 Internal Accounting Controls		102
10.9 Reporting Possible Ethics Violations And Disciplinary Action		103
10.10 Trading In The Stock Of Firm Customers, Suppliers Or Vendors		103
10.11 Full And Fair Disclosure		103
10.12 Compliance		103
10.13 Important Contacts		104
10.14 Supervision		104
10.15 Administration		105
GLOSSARY		106

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1 OVERVIEW

1.1. General

USCA ASSET MANAGEMENT LLC (referred to herein as USCA and/or “Firm”) is a limited liability company organized pursuant to laws of the state of Texas.  USCA engages in advisory activities, and as such, is registered with the Securities and Exchange Commission and various state jurisdictions as an investment adviser.

This Supervisory Procedures Manual (the “Manual”) has been prepared for USCA and is dated effective as of March 5, 2015. This Manual is intended to summarize the legal issues involved and to establish rules and procedures applicable to all persons associated with the Firm and as such, this Manual does not purport to be exhaustive and address all compliance issues that might arise, as the result of the investment advisory and securities-related activities of the Firm.

1.2. Compliance Manual

This Manual is intended to comply with various provisions of applicable federal securities laws, including rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), and to the extent applicable, the provisions of various state jurisdictions to which the Firm is subject.  Additionally, USCA places the highest priority on maintaining its reputation for integrity and professionalism in the marketplace.  That reputation is an integral asset to our business.  The confidence and trust placed in us by our clients are something we should value and endeavor to protect at all times.  This Manual implements procedures to achieve all these goals.

Employees should be aware that the rules and regulation laws in this area are constantly changing.  As a result, this Manual will be reviewed periodically to evaluate its adequacy and the effectiveness of its implementation, in light of the occurrence of compliance matters during the previous year, development of the Firm’s business activities, and changes in applicable regulatory requirements.

Employees with questions not answered by this Manual should contact Legal & Compliance – either Steve Gott as the Chief Compliance Officer (“CCO”) or Therese Surprenant, as the General Counsel.

1.3. Investment Adviser as a Fiduciary

The Firm has adopted the procedures set forth in this Manual to ensure that the Firm and its Employees fulfill its fiduciary obligations to its clients.  Every Employee is responsible for understanding and complying with the rules and procedures set forth in this Manual.  Each Employee shall at the least, annually sign a written statement in the form of an Annual Employee Certification, acknowledging among other things, his or her receipt and understanding of, and agreement to abide by, the policies described in this Manual.

1.4.	The Firm

USCA is a registered investment adviser under the federal Investment Advisers Act of 1940 (the “Advisers Act”).  Section 206 of the Advisers Act makes it unlawful for the Firm to engage in fraudulent, deceptive or manipulative conduct.  In addition to these specific prohibitions, the Supreme Court of the United States has held that Section 206 imposes a fiduciary duty on investment advisers.

As a fiduciary, the Firm owes its clients more than honesty and good faith alone.  The Firm has an affirmative duty to act solely in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those of its clients.

Pursuant to this duty, the Firm must at all times act in its clients’ best interests, and the Firm’s conduct will be measured against a higher standard of conduct than that used for mere commercial transactions.  Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

•	A duty to have a reasonable, independent basis for its investment advice;
•	A duty to obtain best execution for clients’ securities transactions, where the adviser is in a position to direct brokerage transactions;
•	A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;
•	A duty to refrain from effecting personal securities transactions inconsistent with client interests; and
•	A duty to be loyal to clients.

1.5. The Firm’s Employees

Each of the Firm’s Employees owes the same fiduciary responsibilities to the Firm’s clients (each a “Client”), as set forth above.  This Manual is designed to set forth rules of conduct to be followed by Employees to ensure that they adhere to these fiduciary responsibilities and to enable the CCO to monitor Employee activities so the Firm best meets its fiduciary responsibilities. Every Employee who participates in or has responsibility in connection with the Firm’s advisory activities will be provided a copy of this Manual. Additionally, this Manual is intended to be revised or supplemented from time to time and it is the responsibility of the holder to see that the copy is up-to-date by inserting new material, as instructed.  For purposes of this Manual, the term “associated person” or “Employee” includes all persons associated with the Firm, including principals, officers and managers of the Firm. Every Employee is responsible for understanding and complying with the rules and procedures set forth in this Manual.

FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THIS MANUAL CONSTITUTES A BREACH OF AN EMPLOYEE’S OBLIGATION TO CONDUCT HIMSELF IN ACCORDANCE WITH THE FIRM’S POLICIES AND PROCEDURES AND IN CERTAIN CASES MAY RESULT IN A VIOLATION OF LAW.  APPROPRIATE REMEDIAL ACTION BY THE FIRM MAY INCLUDE CENSURE, FINE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT.

2 SUPERVISION

2.1 Chief Compliance Officer

It is the Firm's position that the proper selection and installation of supervisory personnel will be a key factor in conducting the Firm's business on a high moral and ethical plane. Full authority to enforce an associated person's compliance with the standards of conduct, both moral and ethical, will be given to the Chief Compliance Officer. The Chief Compliance Officer (the “CCO”) of USCA is Steve Gott and as such, is responsible for the overall implementation and operation of the compliance program of USCA. The CCO shall also be responsible for general administration of the policies and procedures set forth in this Manual.  The CCO shall review all reports submitted pursuant to this Manual, answer questions regarding the policies and procedures set forth in the Manual, update this Manual as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Manual.

The CCO shall investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, including, but not limited to, oral or written reprimand, demotion and suspension or termination of employment of the violator, or such other course of action as may be appropriate.

The CCO shall render such reports to management of the Firm with respect to compliance matters as the Managing Members shall from time to time request, including reports on any violations of the policies and procedures set forth in this Manual or any law or regulation known to the CCO and the disposition or proposed disposition thereof.  Notwithstanding the foregoing, the CCO shall have discretion not to make a report to the Managing Members if the CCO finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on any other person.  A written memorandum of any such finding shall be filed with reports made, pursuant to this Manual.

2.2 Supervisors

Under the direction of the CCO, the following person(s) is (are) hereby designated, in writing as a supervisor(s) with his or her respective areas of responsibility designated.  These supervisory people have been selected based on qualifications, i.e. specifically, licensing regulations; experience; background; and character.  Periodic inspections by the CCO will be conducted to ensure that each designated person is complying with the standards of this area.
Please refer to the Designation of Supervisors located at O:\Supervision\Supervisory Responsibilities.

2.3 Main Office

For all regulatory purposes, the Firm's main office is listed below and on its Form ADV and is under supervision of Patrick Mendenhall, as set out herein.

Patrick Mendenhall – Designated Supervisor
4444 Westheimer, Suite G500
Houston, TX  77027

2.4 Branch Office

300 Crescent Court, Suite 1150
Dallas, TX 75201

300 W. 6th Street Suite 1900
Austin, TX 78701

2.4.1       Non-Branch Office (Primary Residence) Locations

Dan Fidell
1366 Regency Estates Ct.,
Chesterfield, MO 63017

2.5 Office Inspections

The Office of the Firm shall be inspected, no less than annually by a person designated by the CCO of the Firm, and to that end, all offices will be inspected under the direction and supervision of the Patrick Mendenhall, the Designated Principal.

Reviews of the Home Office of the Firm shall include, but not be limited to the following areas:

2.5.1	Recordkeeping Oversight

•	Funds and Securities Handling
•	Books and Records
•	Correspondence and Advertising

2.5.2	Advisory Activities

•	Sales Practices
•	Compliance with Applicable State Laws
•	Municipal Securities Transactions, if Applicable

2.5.3	General Supervision

•	Supervision of Accounts
•	Supervision of Operations

2.6 Certification Of Compliance And Supervisory Procedures

2.6.1	Appointment of Chief Compliance Officer SEC Rule 206(4)-7

The Managing Members of USCA have appointed Steve Gott as the CCO in accordance with SEC Rule 206(4)-7.  He is so designated on Schedule A of the Firm’s Form ADV, and the Firm evidences its compliance with this rule requirement by maintaining a copy of Form ADV, including the supporting schedules.

2.6.2	Annual Review -SEC Rule 206(4)-7

SEC Rule 206(7)-4 requires the Firm to designate and specifically identify to the SEC, one or more principals who shall establish, maintain, and enforce a system of supervisory control policies and procedures that:

•	Test and verify that the Firm’s supervisory procedures are reasonably designed to achieve compliance with securities laws and regulations to which the Firm is subject; and

•	Create additional or amend supervisory procedures where the need is identified by such testing and verification.

The Firm designates the CCO, Steve Gott, as the principal responsible for the Firm’s compliance, and this document serves as evidence of the Firm’s compliance with this rule requirement.

On an annual basis, the CCO will submit to the Firm’s senior management, a written report that details the Firm’s system of supervisory controls, the summary of the test results and significant identified exceptions, and any additional or amended supervisory procedures created in response to the test results.  The CCO shall maintain a copy of this report to evidence the Firm’s compliance with this rule requirement.

2.7 Risk Assessment

The process of Risk Assessment is the Firm’s identification and analysis of relevant risks to achievement of its objectives, forming a basis for determining how the risks should be managed.  Senior management has appointed the General Counsel to assess potential risks. A risk assessment involves identifying and prioritizing issues, conflicts, and other matters regarding the Firm’s operations that may create risk to the interests of the Firm and/or our clients. The assessment will include a review of the processes surrounding identified risk areas, such as policies, procedures and business practices to identify and to eliminate or to mitigate any gaps or weakness in these processes.  Our risk assessment process will occur on a regular basis and as triggering events occur.  Once risks are identified, management considers the significance, the likelihood of occurrence, and how they should be managed.  Management may initiate plans, programs, or actions to address specific risks.  The Firm is aware that risks can arise or change due to circumstances such as the following:  entering into a new line of business, transacting in securities new to an advisory client’s account, and learning of a recent legal or regulatory action against a similar situated adviser. The risk review will consist of operational, strategic, financial, and compliance.  The Firm believes, however, that it has identified areas of risk involved in the Firm’s business and has established internal controls, and supervisory procedures to minimize potential exposure to the Firm.

2.7.1	Office Inspections

The written supervisory procedures, which address the Firm’s Office Inspections, are located in the Written Supervisory Control Procedures.  These procedures discuss the frequency of inspections, the exam report and contents, supervisory controls and office inspections, inspectors and heightened office inspections.

2.8 Review of Supervisory Procedures

The CCO shall be responsible for general administration of the policies and procedures set forth in this Manual.  The CCO shall review all reports submitted, pursuant to this Manual, answer questions regarding the policies and procedures set forth in the Manual, update this Manual as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Manual.

The CCO, under the direction of the General Counsel shall investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, including, but not limited to, oral or written reprimand, demotion and suspension or termination of employment of the violator, or such other course of action as may be appropriate.

The CCO shall render such reports to management of the Firm with respect to compliance matters, as management shall request, including reports on any violations of the policies and procedures set forth in this Manual or any law or regulation known to him and the disposition or proposed disposition thereof.  Notwithstanding the foregoing, the CCO shall have discretion not to make a report to management, if the CCO finds that because of the size of the transaction, the circumstances or otherwise, no fraud, deceit, or manipulative practice could reasonably be found to have been practiced on any other person.  A written memorandum of any such finding shall be filed with reports made pursuant to this Manual.

A review of the Firm's written supervisory practices and procedures will be conducted, no less than annually by the CCO.

2.9   General Supervisory Guidelines

In summary, it is necessary for all individuals with supervisory responsibilities with respect to operations of the Firm, to follow these guidelines:

2.9.1 Correspondence

All correspondence to advisory customers must be reviewed by a designated supervisory principal.  Certain electronic communications however may be subject to post review.  Electronic communications subject to post review include: emails, IMs, Bloomberg messages, LinkedIn social media updates and facsimiles.

2.9.2 Trade Memoranda

Transactions called to an executing broker/dealer on behalf of the customer and recommendation blotters must be reviewed and endorsed by a designated supervisory principal on behalf of the Firm.

2.9.3 Home  Office Review

The Home Office of the Firm shall be reviewed by a principal of the Firm or a designated independent consultant, no less than annually.

2.9.4 New Employees

A thorough investigation of all prospective Employees will be made, prior to their registration with the Firm.

2.9.5 Customer Account Review

A designated supervisory principal will periodically review customer accounts.

2.9.6 Discretionary Accounts

No one in this Firm will carry discretionary advisory accounts for any customer without prior approval from Legal & Compliance.

2.9.7 Marketing Material Review

All advertising is to be submitted to Compliance for review and approval, prior to being used.

2.9.8 Supervisory Systems and Procedures

The CCO will review this Manual and compliance systems and operations of USCA at least annually.

3 EMPLOYEE MATTERS

3.1	Supervision of Associated Persons

3.1.1	Assignment

All supervised and associated persons shall be assigned to a designated Supervisor set forth on the Firm’s Organizational Chart. Further, all associated persons shall be responsible for familiarizing themselves with the Firm's Manual, and they will acknowledge same in writing on the New Hire Packet and on the Annual Employee Certification.

3.1.2	Reporting of and Consent for Outside Activities

3.1.2.1	General

In order to be sure Employees devote their time to their duties at the Firm and to ensure Employees do not take on activities that could present conflicts of interest, all outside activities conducted by an Employee which either involve (i) a substantial time commitment; or (ii) employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by a designated supervisor and the CCO. The designated supervisor and/or the CCO may require full details concerning the outside activity including the number of hours involved and the compensation to be received.  Prior to accepting a position as an officer or director in any business, charitable organization or non-profit organization, an Employee must also obtain approval from a designated supervisor and the CCO.

No associated person shall accept compensation from any other person, or entity, as a result of any business activity, other than as a result of a passive investment, outside the scope of the relationship with the Firm, unless he or she has provided prompt written notice to the Firm prior to entering into such compensatory relationship, and the Firm has approved such relationship in writing.  Further, no associated person of the Firm shall participate in a private securities transaction without first obtaining the prior written approval of a designated supervisor and the CCO.  To this end, each Employee shall make an acknowledgement to the Firm annually, regarding their outside securities and business activities using the Annual Employee Certification.

3.1.2.2	Service as Director

No Employee may serve on the board of any company whose securities are publicly traded without the prior written approval of Legal & Compliance.  If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Firm concerning the company in question.

3.1.3	Compliance with the Code of Ethics

As part of the Firm’s ongoing efforts to comply with all applicable federal securities laws and regulations, the Firm has adopted a Code of Ethics. Each Employee must familiarize himself or herself with this Code of Ethics and strictly adhere to its provisions.

3.1.4	Compliance With Laws and Regulations

It is the policy of the Firm that any violation of applicable laws and of this Code shall be immediately reported to Legal & Compliance.  An Employee must not conduct individual investigations, unless authorized to do so by the General Counsel.  If an Employee who in good faith raises an issue regarding a possible violation of law, regulation or Firm policy or any suspected illegal or unethical behavior, they will be protected from retaliation.

3.1.5	Conflicts of Interest and Prohibited Activities

Without limiting the prohibited acts of Employees of the Firm, it is a violation of an investment advisory representative, supervised person or associated person’s duty of loyalty to the Firm for any Employee, without the prior written consent of Legal & Compliance:

(a). to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Firm as an Employee;

(b). to accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

Further, all Employees, investment advisory representatives, supervised persons and associated persons shall acknowledge that they are familiar with the Firm's prohibited activities by completing the Annual Employee Certification, which includes a list of Prohibited Acts.

3.1.6	Falsification or Alteration of Records

Falsifying or altering records or reports, preparing records or reports that do not accurately reflect or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited.  Examples of prohibited financial or accounting practices include:

(a)	Making false or inaccurate entries or statements in any Firm or client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

(b)	Manipulating books, records, or reports for personal gain;

(c)	Failing to maintain books and records that completely, accurately, and timely reflect all business transactions;

(d)	Maintaining any undisclosed or unrecorded Firm or client funds or assets;

(e)	Using funds for a purpose other than the described purpose; and

(f)	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

3.1.7	Political Contributions

No corporate funds, merchandise, or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the CCO.  This Code does not apply to or restrict the ability of any Employee of the Firm to participate voluntarily in political activities on their own personal time or to make personal contributions.  However, the Firm is prohibited from reimbursing any Employee for political contributions made from such individual's personal funds.

3.1.8	Political Contributions Limits

The Firm has established contribution limits at $250 for any elected official or candidate, per election, per employee, and only where such employee is entitled to vote. If the employee is not entitled to vote for the specific candidate or elected official, the employee will not be approved to make a contribution.

3.1.9	Payments to Government Officials or Employees

Firm funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Firm.  Such conduct is illegal and may violate federal and state criminal laws.  Assistance or entertainment provided to any government office should never, in form or substance, compromise the Firm’s arm’s-length business relationship with the government agency or official involved.

3.1.10	Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest.  The Firm has adopted the policies set forth below to guide Employees in this area.

Generally, Employees should not accept or provide any gifts or favors that might influence the recipient’s decisions regarding business transactions involving the Firm, or that, others might reasonably believe would influence those decisions. Although modest gifts and favors, which would not be regarded by others as improper may be accepted or given on an occasional basis, even a nominal gift should not be accepted if to a reasonable observer it might appear that the gift would influence the recipient’s business decisions.  Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.  This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Employee is with the person or representative of the entity that does business with the Firm.

To this end, no associated person shall accept, directly or indirectly, give or permit to be given anything of value, including a gift or gratuities, in excess of $100 per individual, per year, to any person, principal, proprietor, Employee, agent or representative of the Firm, or to any person, principal, proprietor, employee, agent or representative of any other firm engaged in investment advisory or brokerage services, where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity.  Further, each associated person is responsible for notifying the CCO of any such gifts, and a written record of all gifts shall be maintained and shall be reviewed by the CCO.

3.2	Insider Trading Procedures

3.2.1 General Overview

An Employee, who trades securities while in possession of material, non-public information, or improperly communicating that information to others, may face severe penalties.  The Firm may impose disciplinary actions, which may include termination of employment.  Criminal sanctions may include fines of up to $1 million and/or 10 years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the Employee may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading.  Accordingly, under certain circumstances, a supervisor of an associated person or Employee who is found liable for insider trading may also be subject to penalties.  Furthermore, the Firm could be subject to the following penalties in the event an Employee is found liable for insider trading:

•	Civil penalties of up to the greater of $1 million or three times the amount of the Employee’s profits gained or losses avoided for each violation;
•	Criminal fines of up to $2.5 million per violation; and
•	Restrictions on the Firm’s ability to conduct certain of its business activities.

3.2.2	Policy on Insider Trading

Employees may not trade, personally or on behalf of others (such as investment funds and Client Accounts managed by the Firm), while in possession of material, non-public information.  Employees may not communicate material, non-public information to others outside of the Firm. Furthermore, Employees and associated persons may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Firm.  Any such communication with third parties must be approved by the Legal & Compliance.

Additionally, it is the policy of the Firm to require all associated persons to provide the Firm with a list of all affiliations, directly or indirectly with any publicly registered companies. Such listing of affiliations shall include the name of the company, the nature of the affiliation, the percentage (%) ownership (either direct or indirect), and the date in which the affiliation first existed.  As described herein, the Firm shall also request duplicate statements and confirmations from other SEC registered broker/dealer for each associated person of the Firm.  Such duplicate account statements shall be reviewed and cross-referenced monthly by the CCO or the designee, with regard to trading activities in public corporations listed on the individual's disclosure list.

Finally, Employees and associated persons are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

3.2.3	Material Non-public Information

3.2.3.1	Material Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity.  Generally, this includes any information, the disclosure of which will have a substantial effect on the price of a company’s securities.  For example, information that the Firm is considering whether to buy or to sell a publicly traded security of another company, is going to make a trade, or has just made a trade of that security should be treated as material information.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or to sell securities may, in some context be material.  Pre-publication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material.  Assessments of materiality involve a highly fact-specific inquiry.  If you are uncertain as to whether certain information is material, you should consult with Legal & Compliance, prior to making any comment to a third party.

3.2.3.2 Non-public Information

“Non-public information” is information that is not generally available to the investing public.  Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If the information is not available in the general media or in a public filing, it should be treated as non-public.  If you are not certain as to whether certain information is non-public, you should consult with Legal & Compliance, prior to making any comment to a third party.

3.2.3.3 Identifying Inside Information

Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, non-public information.  If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately, to Legal & Compliance.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Firm.
•	Do not communicate the information inside or outside the Firm, other than to Legal & Compliance.
•	After Legal & Compliance has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm should take.
•	You should consult with Legal & Compliance before taking any action. This degree of caution will protect you, your clients and the Firm.

3.2.3.4 Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.

While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information, unless you know or have reason to believe that such information is not generally available to the investing public.  In addition, information you receive from company representatives during a conference call that is open to the investment community is public.  The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, an Employee or other person subject to this Code becomes aware of material, non-public information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to a portfolio manager, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such situations, the Firm must make a judgment as to its further conduct.  To protect yourself, your clients and the Firm, you should contact Legal & Compliance immediately if you believe that you may have received material, non-public information.

3.2.3.5 Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extreme volatility in the price of the target company’s securities.  Trading during this time-period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule, which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Employees of the Firm and others subject to this Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

3.2.4	Research and Corporate Finance Activities

Any person engaged in research activities and or corporate finance activities who may become privy to insider information is restricted from acting upon such information and should bring such information to the direct attention of Legal & Compliance of the Firm.

Associated persons engaged in research activities should not discuss unreleased information, opinions, recommendations, or research analysis in progress with Firm associated persons engaged in trading or sales activities, other than the CCO or the designated supervisory analysts, or any person within or outside the Firm who does not have a valid business need to know the information.

Generally, research persons should not submit unreleased research information, opinions, recommendations, or analyses to associated persons engaged in investment banking activities for prior approval.  All such materials should be forwarded to the CCO or the designated supervisory analysts for review, approval and dissemination.

3.2.5 Safeguards to Confidentiality

All associated persons should take the following steps to safeguard the confidentiality of inside information:

•	Do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings;
•	To the extent practicable, limit access to the Firm's offices where confidential information could be observed or overheard by Firm associated persons with a business need for being in the area;
•	Avoid using speakerphones in areas where unauthorized persons may overhear conversations;
•	Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;
•	Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use;
•	Destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws;
•	The Firm shall maintain a file containing a list of all research reports, statistical sheets and other written materials issued within the previous 12-month period to customers of the Firm. Copies of such materials also shall be maintained in the files of the Firm.

The CCO has overall responsibility for developing and maintaining policies and procedures for handling inside and proprietary information and the CCO shall be responsible for the implementation of these policies and procedures.

3.3	Personal Securities Holdings and Transactions

3.3.1 Account Notification and Approval

All associated persons shall be required to notify the CCO, on behalf of the Firm, of the existence of any and all securities accounts maintained by the associated person with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution.  Further, all associated persons shall be required to notify the CCO on behalf of the Firm and the executing firm in writing, prior to opening a securities account or placing an initial order for the purchase or sale of securities with another firm, any foreign or domestic brokerage firm, bank, investment adviser or other financial institution.  The written notice required hereby, shall advise the executing firm, foreign or domestic brokerage firm, bank, investment adviser or other financial institution of: (i) the person's association with the Firm; and (ii) the Firm's registration as an investment advisor.  However, if the account was established prior to the association of the person with the Firm, the associated person shall notify both the Firm of the account and holdings utilizing the Initial Holdings Report and the executing firm in writing, within ten days of becoming associated.  Finally, for purposes of this section, notification shall not be applicable to transactions and or accounts dealing exclusively in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended.

3.3.2 Trade Approval and Reporting

Access Persons of the Firm must report their personal securities holdings and transactions to the CCO.  The Firm will periodically review each report provided by an access person in order to identify any potential for improper trades or patterns of trades by access persons.

All Access Persons must comply with the following requirements:

•	Offer investment opportunities to clients before personally acting on them. Allow the client a reasonable time-period to act on the opportunity before placing a personal securities transaction. Keep written documentation that the opportunity was first offered to the client.
•	Obtain the CCO’s written approval before investing in private placements.
•	Report holdings and transactions in securities in which they have any direct or indirect beneficial ownership. Each holdings report must be dated and contain the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security. The report must also contain the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person. Holdings reports are required at the time the person becomes an Access Person and at least once a year thereafter.
•	Submit quarterly reports of all personal securities transactions in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports are due no later than 30 days after the close of the calendar quarter and must be dated. Each transaction report must contain, the date of the transaction, the title and as applicable the change ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved. The report should also detail whether the transaction was a purchase, sale or any other type of acquisition or disposition, the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected.

An Access Person is not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that the Firm holds in its records as long as the trade confirmations or account statement are provided to the Firm within 30 days after the end of the quarter in which the transaction takes place.

3.3.3 Specific Trading Limitations

•	No purchases or sales of securities should be made for an Employee or Employee-related account based on information learned from customers or derived from customer accounts.
•	No purchases may be made for an Employee or Employee- related account of securities in a new issue with respect to which the Firm is acting as an underwriter. Regardless of whether an offering would be deemed to be a “new issue” by FINRA or SEC standards, no securities may be allocated to any Employee or Employee-related account so long as there remain unfilled orders for Firm clients.
•	No purchase or sale of securities may be made for an Employee or Employee-related account if the Employee knows or has reason to know that a security is the subject of un-disseminated Firm research material.

3.3.4	Brokerage Restrictions

The Firm may require that Employees trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted.  The Firm will initiate and notify Employees of these requirements as they become necessary.

3.3.5	Securities Assignment Procedures

When opportunities for assigning new securities analysis become available, to the extent practicable the Firm will review the personnel files of its qualified Employees to determine whether the Employee’s personal holdings present any apparent conflicts of interest.  Particular attention must be paid to personal transactions that were made within a 30 day   period of the security assignment.  New securities analysis will not be assigned to Employees whose personal holdings may present a conflict of interest.  A notation must be made in the Employee’s file to document that they were considered for the opportunity, but could not be assigned the opportunity due to a potential conflict of interest.

3.4	Certification of New Employees

3.4.1	Web IARD/CRD System

It shall be the responsibility of the CCO to designate a Web IARD/CRD Administrator with FINRA Entitlement Department.  Said individual will be under the direct supervision of the CCO; however, the CCO may serve as the primary Web IARD/CRD Administrator.  Web IARD/CRD Administrator shall be responsible for all electronic filings of the Form U4, Form ADV, Form U5 and Form ADV-W with FINRA Web IARD/CRD.  It shall be the responsibility of the Web IARD/CRD Administrator to file initially with FINRA IARD/CRD, an originally executed User Account Acknowledgment Form designating the Account Administrator(s), as well as any other IARD/CRD users on behalf of the Firm.  It shall be the continued responsibility of the Firm’s Web IARD/CRD Administrator to request user accounts for individuals, who will be using the CRD within the Firm, to reset passwords or unlock accounts for the Firm’s entitled users, to set or change user privileges (entitlements) for the Firm’s users, provide the Firm’s users with their user names and passwords, as well as disable an account when necessary. It shall further be the responsibility of the Web IARD/CRD Administrator to change all user passwords in accordance with FINRA’s Web IARD/CRD Account Administration Navigation Guide.

3.4.2 General

Prior to employment, all potential Employees’ backgrounds will be checked under the direction of the CCO, using one or more of the following:

•	Pre-Hire Authorization Form;
•	LexisNexis background check;
•	Review of credit report;
•	OFAC check;
•	Review of Pre-Hire Individual Snapshot Report obtained through the CRD, when available; and
•	Review of Form U5 filings, where applicable, made by previous employer(s).

All letters, notes on conversation, etc., will be kept as a part of the Employee's permanent file. The Firm, under the direction of the CCO, shall use its best efforts to obtain copies of each person’s Form U5 filing (where applicable) as filed by that person's previous employer, where applicable, through FINRA/CRD or the individual applicant. Notwithstanding the requirement to obtain copies of the most recent Form U5 filing, the Firm recognizes the fact that due to electronic filings of Form U5s with FINRA/CRD and or closure of the previous employer, a Form U5 may not be available on every individual. Further, the Firm recognizes the fact that not all investment advisory representatives may have been previously affiliated with an FINRA Member Firm and that in such cases no Form U5 will be available for such individual.

All new associated persons to become registered with the Firm shall receive New Hire Packet from the Firm consisting of the following materials:

•	FINRA Rule 2263 Acknowledgement;
•	Employee Application and Information;
•	Employment Verification;
•	Outside Brokerage Accounts;
•	Outside Business Activity;
•	Private Securities Transactions;
•	USCA Written Supervisory Procedures Acknowledgement;
•	IA Compliance Manual and Code of Ethics Acknowledgement;
•	Securities Holding Report;
•	USCA General Acknowledgement; and
•	Fingerprint Cards.

All newly associated persons will be required to meet with the CCO and/or a Sr. Compliance Officer for a personal interview and compliance briefing prior to being allowed to solicit advisory recommendations on behalf of the Firm.

Following an associated person's receipt of the New Hire Packet, the associated person shall have five calendar days in which to complete and finalize a counter-original of their Form U4 and any additional documents as required by the state(s) in which the associated person wishes to transact advisory business and return same to the CCO's attention for filing with the SEC and applicable state jurisdictions.  At this same time, it shall be the responsibility of the CCO to ensure that the appropriate Employee files are established for each new associated person and begin logging registration activity in such files.

Upon receipt of the completed Form U4 and additional state documents, it shall be the CCO’s responsibility to ensure that all form filings are accurate and made with the SEC on a timely basis.  A copy of each associated person’s Form U4, additional documents as required by the state(s) in which the associated person wishes to transact advisory business, W-4 Form and related correspondence should be maintained in each associated person's employment file.

3.4.3 Registration Criteria

Advisory Representatives are required to have the appropriate Investment Advisor exams. The Advisory Representative will either hold the Series 7 and 66, Series 65 or a professional designation (Certified Financial Planner, Chartered Financial Consultant, Chartered Financial Analyst, Personal Financial Specialist, or Chartered Investment Counselor). The Advisory Representative will not act in an advisory capacity until such time, as his or her Form U4 has been filed and approved with the appropriate state.

3.4.4 Requests for Examination

If examinations are required for the associated person, a Form U4 examination request must be completed and filed with FINRA to request the qualifying examination.  A note should be made in the individual's file and a log of outstanding exam requests should be maintained reflecting the exam approval's expiration date with FINRA.  Should an associated person fail a qualification examination, a record should be maintained to ensure compliance with FINRA's examination retake policy.

3.4.5 Update of Form U4

All registered advisory representatives have an ongoing obligation to update their Form U4 when any information changes by reporting such changes to the CCO.  This includes, but is not limited to, changes in residence address, changes in outside business activities, changes in employment, or changes in responses to discloseable events.

3.4.6 Form U5 Termination of Employment

Upon termination of any associated person, a copy of said individual's Form U5 notice of termination should be retained in the associated persons' file with the Firm.

The Form U5 shall become part of the Employee's permanent file, and a notation shall be made how and when it was delivered to the terminated Employee. The Form U5 shall be sent via U.S. Mail or secured e-mail with written authorization from the employee. The file copy of the Form U5 shall serve as evidence of compliance with this rule.

It shall be the responsibility of the CCO to ensure that the appropriate Employee files are established for each new associated person and that they are maintained during the association and for at least three years after the person’s departure from the Firm.

3.5	Disciplinary Matters – Reportable Events

All Employees are required to notify the CCO immediately, in the event of any “reportable events.”  A reportable event occurs when an Employee:

•	Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;
•	Is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;
•	Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;
•	Is denied registration, expelled, enjoined, directed to cease and to desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self-regulatory organization;
•	Is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations);
•	Is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company, which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution, which was convicted of or pleaded no contest to any felony or misdemeanor;
•	Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;
•	Is or becomes associated in any business or financial activity with any person who is subject to a “statutory disqualification” as that term is defined in the Securities Exchange Act of 1934;
•	Is the subject of any claim for damages by a customer, broker or dealer, which is settled for an amount exceeding $15,000.

Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Employee does not properly notify the CCO immediately following the incident.  Where required, the Firm will be responsible for notifying the appropriate authorities of the occurrence of such event by an Employee.

3.6 Involvement in Litigation

Any lawsuits against the Firm should be immediately brought to the attention of the CCO upon receipt of service or other notification of the pending action.  An Employee must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

Notice also should be given to the CCO upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Firm or any of its clients or Employees. The Firm’s legal counsel will determine the appropriate response in consultation with the CCO.

3.7 Regulatory Communications

All regulatory inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Firm or the associated person, whether written or oral should be sent to the attention of the CCO, for response.  Further, all responses and other correspondence will be handled by the CCO, or the designee, or legal counsel for the Firm, and the representative will make no statements on behalf of the Firm, to any person in a regulatory agency, unless specifically authorized to do so by the Firm. The intention behind this policy is to ensure that the Firm responds in a consistent and uniform basis to all regulatory inquiries.

As a general note, regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the legal counsel for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned.

Under no circumstances should any documents, materials or information be released without prior approval of the CCO and legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO. This policy is standard industry practice and it should not evoke adverse reaction from any experienced regulatory personnel.

3.8 Competition and Fair Dealing

The Firm seeks to outperform its competition fairly and honestly.  The Firm seeks competitive advantages through superior performance, not through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited.  Each Employees of the Firm should endeavor to respect the rights of and deal fairly with the Firm’s clients, customers, vendors, suppliers, and competitors.  No Employees or associated person the Firm should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.  The Firm’s Employees and associated persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employees of the Firm should also be avoided.

3.9	Confidentiality within the Firm

3.9.1	Firm Information

Information generated in the Firm is a valuable asset.  Protecting this information plays a vital role in the Firm’s continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Firm’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with clients, marketing strategies, training materials, Employees’ compensation and records, and other information of a similar nature.  Employees must maintain the confidentiality of the Firm’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Firm or when legally mandated.  Adhering to this principle is a condition of continued service or employment.

3.9.2	Whistle blowing and Confidentiality

Any person with a complaint should promptly report the complaint to the CCO of the Firm.  The CCO will maintain the confidentiality and anonymity of the persons making the complaint to the fullest extent reasonably practicable within the legitimate needs of the law and any ensuing any evaluation or investigation.

3.10	Regulation S-P Privacy of Consumer Financial Information

3.10.1	Overview

USCA considers the confidentiality, integrity and security of client information and records, absolutely essential to maintain trust and superior service.  To the extent USCA collects certain non-public personal information about the current and prospective clients, such shall not be disclosed to any unauthorized individual or entity, except as permitted by law.

All business activities associated with privacy and security related matters shall be reviewed and approved by the CCO or the designee. The CCO, or the designee, shall be responsible to ensure the security and confidentiality of customer information and records, protect against anticipated threats to its integrity and unauthorized access.

In order to establish, implement and monitor these privacy policies, the CCO, or the designee, shall:

•	Maintain current policies and procedures to protect client records and information;
•	Deliver, initial, and annually thereafter, privacy notices to all existing and new customers;
•	Provide all existing and new customers an opportunity to opt-out and cease the sharing of non-public personal information, if applicable;
•	Protect the collection, storage and transmission of all non-public personal information; and
•	Educate Employees about privacy policy and procedures.

3.10.2	Privacy Notice

USCA will disclose details of any information sharing arrangements. Specifically, USCA  shall disclose: (a) the categories of non-public personal information that it may collect; (b) the categories of non-public personal information it may disclose; (c) the categories of affiliates and nonaffiliated third parties to whom it discloses non-public personal information other than service providers and third parties that aid in fulfilling the service requested by a consumer; (d) USCA ’s policies with respect to sharing information about former customers; (e) the categories of any information disclosed under agreements with third party service providers and joint marketers; (f) the categories of third parties providing the services, if any; a consumer’s right to opt out of the disclosure of non-public personal information to nonaffiliated third parties; and (g) USCA ’s policies and practices with respect to protecting the confidentiality, security, and integrity of non-public personal information.  The notices shall be delivered to all current and prospective clients, initially, and to every client at the inception of the account and each year thereafter. The Firm will incorporate the initial privacy notice with its new account packet for advisory and brokerage accounts. The annual notice will be given once each calendar year and will accompany a quarterly account statement provided by NFS. Usually this occurs in March, but privacy notices may be delivered at any time within the calendar year.  Following the annual delivery, clients will be provided a notice when and if information is going to be shared and then be given an opportunity to opt out of that sharing arrangement. If a client decides to opt out, the Firm will comply as soon as reasonably practicable.  Delivery of the annual notice can be evidenced in Streetscape under Account Statements & Records.

3.10.3	Protection of Customer Records

With regard to internal security procedures, USCA shall restrict access to client’s personal and account information to those Employees who need to know that information to service the account(s). USCA shall maintain physical, electronic and procedural safeguards to protect non-public personal information. These policies and procedures described in this section must be followed, regardless of termination or inactivity in customer’s account(s). All supervised persons and associated persons shall acknowledge receipt of these policies and procedures using the Annual Employee Certification.

The Firm has implemented the following measures to ensure the protection and confidentiality of customer information:

•	Access to areas that customer records are maintained shall be restricted to only Employees who need access to such and to clients when accompanied by an Employee.
•	To the extent practicable, the Firm will limit access to its offices where confidential information could be observed or overheard by individuals that do not need to know such information.
•	To the extent practicable, the Firm will limit access to its offices and areas where customer funds and securities are received and disbursed and where mail is received and distributed. The access shall be limited to the Employees that are engaged in these activities and to their immediate supervisors. If possible, these areas shall be locked with access limited to the above referenced people who shall be issued keys or electronic passes.
•	Firm personnel will be instructed to exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use.
•	Client records, and any other records that may contain non-public financial information, shall be kept in drawers and file cabinets in a secure area. They shall only be removed when needed to service the client’s account, and shall be kept in secured areas each evening. The keys shall be maintained by the CCO or the designee.

•	Firm personnel are prohibited from discussing confidential information in public places such as elevators, hallways, restrooms, or at social gatherings.
•	The Firm shall require all nonaffiliated organizations that come into contact with non-public confidential information (lawyers, accountants, printers, etc.) to conform to its privacy standards and will obligate them to keep the provided information confidential and used as requested.
•	When documents containing non-public financial information are to be disposed of, they shall be destroyed by shredding or some other secure manner, which can prevent readable copies from being used.
•	All Employees, including non-registered personnel, shall be apprised of these procedures when initially hired and at the annual compliance meeting.
•	Should the Firm suspect that an incident of identity theft has occurred or if it is notified by a customer that they suspect an identity theft, the General Counsel shall commence an investigation and determine if an identity theft may have occurred. If the investigation determines that one may have occurred, the CCO under the direction of the General Counsel shall notify the appropriate law enforcement agencies. (This includes the local Sheriff, the FBI, and Secret Service. The FTC serves as a clearinghouse for complaints against credit reporting agencies and credit grantors, referrals and resources for assistance for victims of identity theft. They should be notified if the suspected victim requests this type of assistance. Refer to “Title 18 USC 1028” and to “Identity Theft and Assumption Deterrence Act of 1998”.)
•	Electronic devices such as computers, laptops, cell phones and PDA devices should be password protected.

     3.11 Gifts, Gratuities and Entertainment

Gifts, gratuities, and entertainment are subject to regulators' limitations. Failure to comply may result in fines or other regulatory actions against the employee and USCA. It is important for all employees to know and comply with this policy. Questions regarding this policy on gifts and entertainment should be referred to Compliance. Key requirements include:

•	Gifts to others are limited to $100 per year per person (other than "personal gifts" defined in the policy).

o	Multiple gifts to the same person are aggregated, i.e., the total of all gifts in any year firm-wide cannot exceed $100 to one person.
o	"Personal gifts" are excluded (as discussed below).
•	Receiving gifts is limited.
•	An employee must host entertainment to avoid entertainment being considered a "gift" subject to limitations.
•	Records of entertainment must include details of who was entertained and the nature of entertainment.
•	Gifts to labor union employees require prior Compliance approval.
•	Gifts to public officials require prior Compliance approval.
•	Your supervisor must be notified of gifts to others.
•	Your supervisor must be notified of gifts received (other than personal gifts).
•	Gift requirements (whether the gift is given or received) do not apply to personal gifts to immediate family members (parents, children, grandparents, siblings, spouse, in-laws) who also happen to be customers and where the gift is unrelated to USCA's business. The policy also does not apply to occasional personal gifts to others (such as a wedding gift or a congratulatory gift for the birth of a child).
•	If USCA pays for the gift or reimburses the employee for the cost of the gift, the gift is subject to the requirements of this policy.
•	Gifts incidental to entertainment (e.g., a golf shirt given during a golf outing, etc.) are considered gifts subject to reporting to Compliance and the gift limitations.

3.11.1 Gifts to Others
Employees are required to submit the Gift Approval Form to their supervisor either prior to or promptly after giving a gift (other than a de minimis gift described below). Gifts relating to USCA's business are limited to $100 per year per person. Gifts of tickets to sporting events or similar gifts where the employee does not accompany the recipient are subject to the limitations on gifts and gratuities. Such gifts may not be so frequent or so expensive as to raise a suggestion of unethical conduct.

Employees of regulators are also subject to rule limitations regarding gifts to them from broker-dealers and their employees. Compliance should be contacted for guidance before giving gifts to employees of regulators.

Gifts and gratuities are not permitted when given for the purpose of influencing or rewarding the action of a person in connection with the publication of information which has or is intended to have an effect upon the market price of any security.

3.11.2 De Minimis and Promotional Items

The policy does not apply to gifts of de minimis value (such as pens, notepads, or modest desk ornaments) or to promotional items of nominal value with USCA's logo (e.g., umbrellas, tote bags or shirts). Promotional items must be valued substantially below the $100 limit to be excluded from the gift policy. Items of higher value (near $100 or more), even if they include USCA's logo, are considered "gifts" subject to this policy.

FINRA excludes customary lucite tombstones, plaques or other decorative items commemorating a business transaction. This exemption is very limited; other items are considered gifts subject to the policy, even if they commemorate a business transaction.

3.11.3 Aggregation of Gifts
The annual gift limitation is the aggregate of all gifts given to any one individual. For example, a gift of a $75.00 ticket to a football game in November (as a gift and not as entertainment discussed below) and then a holiday gift of a $50.00 bottle of wine to the same person in the same year would be in violation of the $100 limitation.

Each recipient is limited to $100 in total gifts during any calendar year.

3.11.4 Valuation of Gifts
Gifts are valued at the higher of cost or market value excluding tax and delivery charges. For tickets, it is the higher of cost or face value. If gifts are given to multiple recipients, the names of all recipients are recorded and the value of the gift is prorated among recipients. For example, a $250 fruit basket given to an office of three individuals is permitted since the value of the gift prorated is less than the $100 limitation per person.

3.11.5 Accepting Gifts
Employees may not solicit gifts or gratuities from customers or other persons with business dealings with USCA. Employees are not permitted to accept gifts from outside vendors currently doing business with USCA or seeking future business without the written approval of Compliance. This policy does not include customary business lunches or entertainment; promotional items (caps, T-shirts, pens, etc.); or gifts of nominal (less than $100.00) value. When accepting gifts from customers or other business-related persons, the employee is required to submit the Gift Approval Form to his or her supervisor.

3.11.6 Entertainment
Entertainment of customers or prospective customers must be reasonable and not so expensive it raises a suggestion of unethical conduct. All entertainment and related expenses must be detailed on an expense form with receipts attached for expenses over $25.00. Expense forms should be submitted to the appropriate supervisor within 30 days of incurring the expenses.

The limitation on gifts and gratuities does not apply to usual business entertainment such as dinners or sporting events where the employee hosts the entertainment, though such expenses should be reasonable. "Entertainment" includes a broad range of activities such as trips, parties, and other activities where an employee hosts someone related to USCA's business. Questions regarding the reasonableness of proposed entertainment and related expenses should be referred to Compliance.

3.11.7 Gifts Incidental to Business Entertainment
Items given in conjunction with entertainment (a golf shirt at a golf outing; a fruit basket delivered to a customer's room during a firm outing) are considered gifts subject to the $100 limitation.

3.11.8 Gifts, Loans, and Entertainment Involving Unions And Union-Affiliated Individuals

[Labor-Management Reporting and Disclosure Act of 1959 (LMRDA) and DOL Q and A http://www.dol.gov/esa/regs/compliance/olms/LM30_LM10_Trusts_Info.htm; DOL advisory memo at http://www.dol.gov/esa/regs/compliance/olms/lm10_advisory.htm]

The Department of Labor (DOL), under a federal act, requires USCA to report any payment or loan, direct or indirect, of money or other things of value (including reimbursed expenses), or any promise or agreement to make such payments, to any labor organization or officer, agent, shop steward or other representative or employee of a labor organization. This includes entertainment (cost of meals, etc.), expenses, or giving gifts or other things that exceed $250.00 in value where the recipient or beneficiary involves a union or union-affiliated individual.

When reporting gifts, entertainment, loans, and other payments, employees must identify when a union or union-affiliated individual is involved. Employees are obligated to report such items to USCA regardless of the dollar amount involved.

2.5.5 Gifts or Payments To Public Officials

[Various state laws]

A "public official" is anyone who is elected or appointed to an office or is an employee of a "public entity". A "public entity" is broadly defined and includes political bodies, municipalities and their governing bodies (school district, school board, etc.), public universities and colleges as well as any other municipal entity. This policy also includes honorarium payments (payments for any speech given, article published, or attendance at any public or private conference, convention, meeting, social event, or similar gathering).

Some public entities are statutorily authorized to charge the cost of inspections of regulated entities. A public official may, therefore, receive payment for statutorily-authorized expenses. For example, if a state securities official appears at an office to conduct an inspection, the state may, if authorized in state statutes, charge USCA for expenses related to conducting the inspection.

Prior approval from Compliance is required for gifts or entertainment involving public officials.

4 BUSINESS PRACTICES AND ACTIVITIES

4.1	General Trading Procedures

Set forth below are the general procedures governing the purchase and sale of securities for Client Accounts. These procedures supplement any contractual or investment guidelines governing Client Accounts as well as legal or regulatory restrictions that may apply. Although these procedures may be relevant for other types of instruments (e.g., over-the-counter derivatives, etc.), they do not necessarily govern these transactions in all situations; where transactions in these instruments are contemplated, the CCO should be consulted.

4.1.1 Allocation of Orders

It is the policy of the Firm to allocate the securities recommended to its customers in a manner in which the Firm believes to be in the best interests of its clients.  If the Firm has determined to invest in the same direction in the same security at the same time for more than one of its investment accounts, the Firm will generally place orders for all such accounts simultaneously.  If all such orders are not filled at the same price, the Firm will, to the greatest extent possible, allocate the trades such that the order for each account is filled at the same average price.  Similarly, if an order on behalf of more than one account cannot be fully executed under prevailing market conditions, the Firm will allocate the trades among the different accounts on a basis that it considers equitable.

Additionally, it is a general policy of the Firm that the manager responsible for the respective transaction will make a preliminary allocation before execution, and as a general policy, the allocation will be finalized no later than the close of business on trade day.

4.1.2 “First-In”/“First-Out”

With the above in mind, and except as otherwise provided, generally orders for the purchase or sales of securities are processed on a “first-in/first-out” (“FIFO”) basis. Exceptions to the FIFO processing of orders include:

4.1.2.1 Adverse or Unusual Market Conditions

The execution of orders may be delayed where the portfolio manager believes adverse or unusual market conditions make it advisable and in the client’s best interests to do so.

4.1.2.2 Tax Planning

Where permitted by applicable laws or regulation, the execution of orders on other than a FIFO basis in order to achieve tax advantages is permissible.

4.1.2.3 Waiting to “Bunch” Orders

The execution of orders can be delayed for a reasonable period to permit bunching, where multiple orders for the purchase or sale of the security have been placed, provided Client Accounts are not unduly disadvantaged.

4.1.2.4 Directed Brokerage

Where a client has designated the use of a particular broker/dealer, the execution of orders for the Client Account may be delayed until the orders for other Client Accounts (i.e., which have not designated the use of a particular broker/dealer) have been completed.

In addition, there may be other unique circumstances where executing transactions on a basis other than FIFO is prudent.

4.1.3 “Bunching” of Orders

In general, the Firm will attempt to aggregate multiple orders for the purchase or sale of the same security into block transactions, subject to the overall obligation to achieve best price and execution for the Client Accounts. There is no obligation to include any Client Account in a bunched order unless the portfolio manager believes it is in the Client Account’s best interest. In making this determination, the portfolio manager may consider a number of factors, including, but not limited to: (a) the Client Account’s investment objectives and policies; (b) investment guidelines; (c) liquidity requirements; (d) legal or regulatory restrictions; (e) tax considerations; and (f) the nature and size of the bunched order.

Completely Filled Orders

Where a bunched trade is completely filled, each participating Client Account will receive the average share/security price for the bunched order on the same day and transaction costs shall be shared among participating Client Accounts pro rata based on the level of participation in the bunched trade.

An order will be deemed to be “filled in its entirety” even if it takes more than a single day to complete the entire transaction, so long as there is a reasonable expectation that the order will be filled within a reasonable period. In such cases, the portion of the order completed each day, ordinarily will be allocated in accordance with the preliminary allocation schedule.

Partially Filled Orders

Except as set forth below, where a bunched trade is only partially filled (i.e., the total amount of securities purchased is less than the amount requested in the bunched order), the securities should be allocated on a pro rata basis to each participating Client Account based on the initial amount requested and at the average price for the bunched order:

(i). “Full first fill” Instructions

If a portfolio manager believes it is fair and reasonable that certain Client Accounts participating in a bunched order be fully filled before others (e.g., for tax considerations, to avoid de minimis allocations, etc.), then these Client Accounts may receive full allocations, with the remaining shares/securities allocated pro rata among the other Client Accounts participating in the bunched order.

(ii). Target Weighting

When the portion of a partially filled order that may be allocated to a participating account is such that after the allocation, the account’s holdings of the security would fall below the account’s target weighting, as described below, the account will not be allocated any portion of the order. In the event that allocation of a partially filled order would cause holdings for all participating accounts to fall below target weighting, the entire order may be allocated to a single account. The account, which receives such an allocation, will be rotated so as to achieve equity in distribution over time.

(iii). De Minimis Allocations

If a given Client Account would be allocated less than a pre-determined dollar amount (e.g., $1,000) for a fixed-income transaction or a pre-determined number of shares for an equity transaction (e.g., 100 shares), the portfolio manager or trader may determine to allocate no securities to that Client Account.

4.1.4 Allocation of Orders Filled Over Several Days

In the case of securities in markets with low trading volume, it may be difficult to fill an order in the course of a single day. Filling an order over the course of two or more days may result in increased transaction costs and variable execution prices. If an aggregated order that involves both large accounts and small accounts takes longer than a single day to fill, a portion of the order acquired on the first day will be allocated to the smaller accounts first so that the accounts do not incur additional transaction costs. An alternative method that takes into account transaction costs may also be considered only if the method achieves a degree of fairness to all participating clients over time, and the allocations are appropriately documented.

4.1.5 Deviations from Initial Allocation

Under certain circumstances, it may be in the best interests of Client Accounts to change the initial allocation, or depart from a pro rata allocation (e.g., if the security would be unsuitable or inappropriate for a Client Account). In these situations, the revised allocation and its rationale must be recorded in writing and provided to the CCO.

4.1.6 Other Factors in Determining Allocation Methodology

In addition to the above procedures for allocation of bunched or allocated trades, the CCO will also consider the following other factors in determining allocation methodology:

•	Account-specific investment restrictions, i.e. no defense or tobacco stocks.

•	Undesirable position size. In certain cases, the amount allocated to an account on a pro-rata basis may create an undesirably small or large position.
•	Need to restore appropriate balance to client portfolio, if it has become over or under weighted due to market action.
•	Client sensitivity to turnover. Such clients may be excluded from participation in positions that are not expected to be long-term holdings.
•	Client tax status.
•	Regulatory restrictions.
•	Common sense adjustments that lead to cost savings or other transactional efficiencies.
•	Investments may not be suitable for, or consistent with, known client investment objectives and goals.

4.1.7 “Market Timing” Policy

Market timing” may take many forms, but may generally be understood to refer to arbitrage activity involving the frequent buying and selling of mutual fund shares in order to take advantage of the fact that there may be a lag between a change in the value of a mutual fund’s portfolio securities and the reflection of that change in the mutual fund’s share price.  Registered investment companies (mutual funds) must comply with certain rules governing the purchase, sale and valuation of their securities.  It is the policy of the Firm to ensure that any purchases and sales involving shares in mutual funds are compliant with applicable laws, regulations and rules and the CCO must be contacted before engaging in any market timing activities involving mutual fund shares.

4.1.8 Valuation Pricing

The CCO or his/her designee has overall responsibility for the Firm's pricing policy, determining pricing sources, pricing practices, including any reviews and re-pricing practices to help ensure fair, accurate and current valuations.

USCA utilizes possible, recognized and independent pricing services and/or qualified custodians for timely valuation information for advisory client securities and portfolios.

Whenever valuation information for specific, illiquid, foreign, private or other investments is not available through pricing services or custodians, USCA will attempt to obtain and document price information from at least one independent source, whether it be a broker/dealer, bank, pricing service or other source.

The CCO will arrange for periodic reviews, but not less than annually, of valuation information from whatever source to identify promptly any incorrect, stale or miss-priced securities.

Any errors in pricing or valuations are to be resolved as promptly as possible, preferably upon a same day or next day basis, with re-pricing information obtained, reviewed and approved by the CCO or the designee.

For securities in which ready valuation information is not available from independent sources, e.g., hedge funds, private placements, illiquid securities, derivatives or other such situations, these securities are to be reviewed and priced by the CCO or designee in good faith to reflect the security's fair and current market value, and supporting documentation maintained.

4.2	General Conduct of Accounts

4.2.1	New Relationship Documentation

Prior to making an initial customer recommendation order for a new account of the Firm, the account to needs to be approved and accepted by a designated supervisory principal. It is generally the policy of the Firm not to allow any transactions to occur until the client file has a completed and approved advisory contract and new account documentation.

4.2.2	Client Recommendations and Order Memoranda

No order to be called into the executing broker/dealer will be accepted from any person other than the account owner, unless an acceptable power of attorney is on file, and it is against the Firm's policy for any associated person to have a power of attorney not previously approved in writing by Legal & Compliance, regardless of the relationship to the customer.

All orders for the purchase or sale of securities must be in writing on a trade ticket, daily trade blotter or other memoranda evidencing the transaction.  The following information must be included on each trade ticket:

•	Name or symbol of security and quantity;
•	Buy or sell;
•	If a sale, whether long or short;
•	Whether the order reflects a modification or cancellation;
•	The name of the person who recommended the transaction and the person who placed the order;
•	The date of entry;
•	The bank or broker/dealer by or through whom executed (where appropriate);
•	Whether the order is discretionary;
•	Client Business Account or number; and

•	Each trade ticket must be initialed by the financial advisor or where trades are submitted electronically, the financial advisor’s identifying information, such as his/her rep code, must accompany the ticket.

4.2.3	Delivery and Acceptance of Checks and Securities

It is the policy of the Firm to not forward checks and securities on behalf of its clients, and to this end, the Firm shall instruct all clients to forward check and securities directly to the intended recipient.  However according to Rule 206(4)-2, checks drawn by clients and made payable to third parties may be accepted.

Examples:
•	Checks drawn by clients and made payable to the clearing firm (i.e., “National Financial Services” or simply “NFS”) may be accepted and deposited into the client’s NFS account.
•	Checks payable to the Firm, unless payment is meant to cover an advisory fee, will not be accepted and must be promptly returned to the client.

In the event a client inadvertently forwards a check or security to the Firm, the check or security shall be forwarded promptly, on the date of receipt to the Head of Operations, for proper handling and forwarding.

All checks must be processed same day or no later than next business day.

4.2.3.1 Securities

Upon receipt of a security of a client, operations personnel shall log into the Securities Received and Forwarded Blotter, and the respective securities shall be returned to the person or entity, which initially sent the security to the Firm no later than the close of business of the following business day.  This procedure shall be evidenced by the Head of Operations reviewing the log and initialing same.

4.2.3.2 Checks

To the extent a customer check is received by the Firm, which is not properly payable to the clearing firm or the Firm (if payment of an advisory fee), the Firm shall return the check to the customer no later than the 5:00 P.M. of the business day following receipt of the check. Further, with respect to checks forwarded to the Firm in error, the Head of Operations, on behalf of the Firm, shall forward written notice to the customer advising the customer of the Firm’s Policy for Acceptable Checks.   A copy of said correspondence shall be retained in the Firm's files.

The Firm shall evidence the preceding requirements by logging all checks received into the Checks Received and Forwarded Blotter. The Head of Operations shall review the log whenever such activity occurs to determine that all checks received are being forwarded to the proper recipient, as required herein and evidence such review by initialing the blotter.

4.2.3.3	Wires

To the extent a customer bank wire is received by the Firm, which is not properly payable to the clearing firm or the Firm (if payment of an advisory fee), the Firm shall return the wire to the customer no later than 5:00 P.M. of the business day following receipt of the wire. In the case of a bank wire made payable to the Firm, instead of to the appropriate recipient, such transaction will be returned to sender with correct wire transfer instructions, to the extent known.

The Firm shall evidence the preceding requirements by logging all such wires received into a Wire Log for Inadvertent Wires. The Head of Operations shall review the log whenever such activity occurs to determine that all such wires received are being forwarded to the proper recipient, as required herein and evidence such review by initialing the blotter.

4.3 Proxy Voting Procedures

4.3.1	Policy and Guidelines

With respect to non-discretionary accounts, the Firm will not provide notice, render any advice, or take any action in connection with proxies or class action litigation associated with securities purchased or held in client accounts.  Where third-party managers are employed to manage all or a portion of a client’s assets, those third parties may take action with respect to the securities that comprise those assets and their proxy voting policies will be disclosed to the client.  Generally clients will receive their proxies or similar solicitations directly from the custodian or transfer agent and not from the Firm.

With respect to discretionary accounts where the Firm elects to vote proxies, the Firm has engaged the services of Broadridge’s ProxyEdge platform to vote and maintain records of all proxies, and through Broadridge, has engaged the advisory services of Egan Jones to provide recommendations as to how to vote these proxies, which the Firm (unless the Firm elects otherwise with respect to a particular proxy) will follow.  Attached as an Exhibit hereto is a copy of the 2015 Egan-Jones Proxy Services Proxy Voting Principles and Guidelines.

4.4 Best Execution

The CCO is responsible for the implementation and monitoring of the best execution policies and procedures for USCA. Best execution is defined as executing securities transactions for clients “in such a manner that the client’s total cost or proceeds in each transaction is the most favorable under the circumstances.”

The Firm’s consideration of the commissions charged by a broker is an integral part of its evaluation of order execution. Commission rates are a function of the size of the order, the price of the security, the Firm transaction volume with that broker, and whether the receipt of products or services is involved. Consistent with its obligation of best execution, the Firm may direct portfolio brokerage commissions to a broker or dealer in return for services and research that we use in making investment decisions for client accounts.

In the execution of transactions, the Firm may consider the broker’s responsiveness to requests for trade data and other financial information. Responsiveness includes such factors as the willingness and ability of a broker to take financial risks in the execution of large block orders or how accommodating the broker is to the trading requirements of the Firm.

4.4.1	Factors For Consideration

The CCO will evaluate each of the following factors to ensure that the Firm is realizing the most favorable cost and brokerage services for its clients under the circumstances.

•	The amount of business with each broker/dealer and the justification for directing trades to those brokers-dealers;
•	Gross compensation paid to each broker/dealer;
•	Competitiveness of commission rates and spreads, including the documentation to support such competitiveness, i.e. comparison of “standard” commission rates or “minimum” transaction costs between broker/dealers offering comparable products and services;
•	Statistics or other information by independent consultants on relative quality of executions/financial services by broker/dealers;
•	Financial strength (net capital) of broker/dealers;
•	Ability to respond promptly to investor/adviser inquiries during volatile markets;
•	Accommodation of third-party soft dollar arrangements and step-outs;

•	Availability of IPOs to investment advisers for subsequent allocation to clients;
•	The ability of the broker/dealer to handle a mix of trades, i.e. block trades and odd lots;
•	The willingness and ability of a broker to “work” large or difficult trades for the adviser’s clients so as to obtain best executions;
•	Whether advisory client may be inconvenienced or ill-served by the geographical distribution of the broker/dealer offices;
•	Whether the broker/dealer is equipped to handle electronic trade entry and reporting links with the adviser;
•	The value of privacy considerations, liquidity, price improvement, and lower commission rates on electronic communications networks (ECNs);
•	Opportunity costs, i.e., the cost associated with the opportunity to work with a major broker/dealer who may offer a wide variety of products and services. Opportunity cost might also be associated with “boutique” firms, which only deal with specialized products;
•	Adequacy of broker/dealer’s back office staff to efficiently handle trading activity, especially in volatile or high volume markets;
•	Statistics on securities executions and the frequency of trading errors;
•	Comparison of transaction costs between directed and non-directed client accounts;
•	Products and services obtained (or which are available) from broker/dealer that fall outside the soft dollar safe harbor which are not research and benefit only the adviser, not the investors;
•	The volume of securities transactions directed to broker/dealers who are active in selling shares of funds sponsored or managed by the adviser; and
•	The overall responsiveness of broker/dealers, i.e., how well the broker/dealer serves the adviser and its clients.

4.4.2	Compliance Activities

The CCO, in the execution of his duties, will take the following action with respect to the determination of best execution on behalf of the Firm:

4.4.2.1 Trade Placement Review

The Firm will review trade placement and best execution to identify factors that are important to the Firm in routing trades. Additionally, to establish criteria to measure these factors to include a variety of quantitative as well as qualitative information.  Additionally, the Firm will:

•	collect and review, quarterly broker trading reports;
•	review broker selection, focusing on trading efficiency and trading expertise; and
•	review and evaluate special transaction services such as: directed brokerage, step-outs, wrap programs, custody.

4.4.2.2 Report Generation

As appropriate, the Firm will generate, prepare and analyze reports related to the trading costs, execution trends, and evaluation of broker timing and trade revenue, including the tracking of the annual trading activity and compensation paid to brokers.

4.4.2.3 Conflict Identification and Review

Based upon the trade placement review and analysis of the respective report generated, the CCO will identify trading conflicts, and regularly review quality of brokerage services and soft dollar arrangements.

4.4.2.4 Disclosure

The CCO will be responsible for assuring that all relevant disclosures are made with regard to matters determined as a result of the best execution reviews and analysis.  At least annually, the Firm will review, revise accordingly, and make a disclosure of its best execution practices. Additionally, the CCO is responsible that all actual and potential conflicts of interests are disclosed to the clients and investors who utilize the Firm for investment management services. The potential conflicts and respective disclosures include matters related to soft dollars arrangements, directed brokerage, IPO allocations, payment for order flow, equity interest in market makers and market center, affiliated brokers and relationships, step-outs relationships, investment banking arrangements and additional compensation issues, if any.

4.4.2.5 Recordkeeping

Record keeping and documentation shall be maintained to evidence compliance with the Best Execution policy of USCA , including, broker selection, trading system selection, conflicts, best execution oversight committee materials (if any), commissions, client instructions and soft dollar practices.

4.5 Soft Dollar Policies and Procedures

It is the policy of this Firm to allow the use of soft dollar arrangements.  These arrangements are to be limited to directing trades to a broker/dealer in return for that firm providing research and related services as contemplated by Section 28(e) of the Securities Exchange Act of 1934.

Notwithstanding the above, it is the policy of the Firm to disclose its use of soft dollars to clients.  Clients are to understand that brokerage commissions generated by their account may be directed to various firms in exchange for services and that such brokerage should be viewed as a client property. Disclosure is to be made in the Firm’s Form ADV, its brochure, its client contracts, and in reports to and conversations with clients.

All soft dollar arrangements are to be reported to the Firm and the CCO shall be responsible for the Firm maintaining a record of all soft dollar arrangements.

If necessary, soft dollar commitments shall never be made if they bind or incur a direct cost to a client.  If a soft dollar commitment is not satisfied, the Firm shall use hard dollars to satisfy the commitment.

All soft dollar arrangements are to be reviewed by Legal & Compliance.  The reviewer is to make sure that (i) no non-research related items are being received by the Firm in exchange for directing brokerage; (ii) the research benefits the client or clients whose brokerage is used to satisfy the soft dollar commitment (in other words, that the client benefits from such research); and (iii) that the allocation of the cost of research amongst the clients and the Firm is reviewed.  If an item has a mixed research and non-research use, an allocation between hard dollars and soft dollars to pay for the item shall be made. All allocations of soft dollar payments shall be recorded and reviewed by Legal & Compliance.

In connection with directing brokerage for research and related services, it is the Firm’s policy to seek best price execution and not to pay up for the research.  Agency and principal transactions directed to broker/dealers shall be considered in connection with reviewing allocation of brokerage for research.  Commission rate per share shall be reviewed on a regular basis to determine if the brokerage firm(s) is charging more because of the research provided.  A similar analysis shall be accomplished with respect to transaction costs on principal trades.  A record of such reviews shall be prepared and reviewed by the CCO or the designee.

Every investment adviser associate who is involved with portfolio management or trading on behalf of an advised client shall be trained on these policies and procedures and shall acknowledge that they have reviewed and understand the policies and procedures.

4.6 Other General Matters

4.6.1	Recommendations in Designated Securities or “Penny Stocks”

For purposes of this section, the term "Designated Security" shall mean a non-NASDAQ over-the-counter equity security (i.e., equity securities too small to meet the listing requirements of an official stock exchange in the U.S.) that sells for less than $5 per share issued by a company with less than $2,000,000 in net tangible assets.

The recommendation of Designated Securities is not currently permitted.  However, if the Firm were to allow such recommendations in the future the CCO will be responsible for all recommendations in designated securities and compliance with SEC Rules 15g1-6 and 15g9. All investment advisory representatives shall be required, prior to recommending a designated security to a customer that is not an established or accredited customer, to first obtain in writing sufficient information from the customer about his or her financial situation, investment experience, and investment objectives.  Prior to recommending such transactions for managed accounts, all investment advisory representatives will be required to complete a Customer Suitability Statement for submission to the designated supervisory principal.

An "established customer" is one who has had an advisory account in which a trade or a deposit has occurred at least one year earlier, or has previously made three purchases of designated securities on separate days involving different issuers.  Further, an "accredited" investor is one whose knowledge and experience in securities matters, or whose financial resources, satisfy standards prescribed by SEC Regulation D. These include financial institutions, officers of an issuer, or investors with a net worth of $1,000,000.

4.6.2	Principal Transactions

The Firm will not advise investment advisory clients to purchase securities in which the Firm will be acting in a principal capacity for its own account without first obtaining written consent from the investment advisory client disclosing the Firm's principal capacity prior to completion of the transaction.

4.6.3	Agency Cross Transactions

An Employee may not engage in agency transactions between a personal account and an account maintained by or for the benefit of any fund managed by the Firm or any Client Account without the prior consent of the CCO.  An Employee also may not, without the prior consent of the CCO cause one Client Account to sell a security to another Client Account in a cross transaction if any Employee or other affiliate of the Firm received compensation from any source for acting as broker.

Prior to execution, or immediately following execution of a cross transaction, the Employee recommending the trade will be responsible for sending an e-mail to the Head of Operations with a copy to the CCO setting forth the reasons why the transaction is suitable for each client involved (e.g., differences in invested positions, investment objectives, risk tolerances, tax situations, etc.).  An Agency Cross Transaction Log will be maintained by the Head of Operations with copies of corresponding e-mails.

The cross transaction must be effected for cash consideration at the current market price of the security, based on current sales data relating to transactions of comparable size.  If no comparable sales data are available on the day in question, then the cross transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined based on reasonable inquiry. Restricted securities or securities for which market quotations are not readily available may not be crossed.  No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with any cross transaction.

On an annual basis, the Firm shall provide to each investment advisory customer a summary of all agency cross transactions disclosing that the customer may terminate the agency cross transaction authority at any time by written notice to the Firm.

4.6.4	Currency and Foreign Transactions

It is the policy of the Firm not to accept any cash payments for stock purchases or amounts to be credited to a customer’s account.

4.6.5	Trade Errors

It is the Firm’s policy not to pass on any trade losses to any of the Firm’s clients. To this end, it is the policy of the Firm that the utmost care is to be taken in making and implementing investment decisions on behalf of client accounts.  To the extent that any errors occur, they are to be corrected by the Firm as soon as practicable and in such a manner, that mitigates the loss for the Firm.  Errors may occur either in the investment decision-making process (e.g., a decision may be to purchase a security or an amount of security that violates the client’s investment restrictions) or in the trading process (e.g., buy order may be executed as a sell or a security other than that which the portfolio manager ordered may be purchased or sold). For purposes of this policy, errors in both investment decision-making and trading are referred to as trade errors.  Internal or clerical mistakes that affect the investment or trading process and have a financial impact to the client also will be treated as trade errors.

Any such mistakes that do not affect the investment decision-making or trading process, or cause a violation of a client’s investment policies or restrictions, and do not cause gain or loss to the client, will not be treated as trade errors.  The Head of Operations is responsible for reviewing and approving trade errors.

The Firm’s staff will review the daily transaction journals of each fund, partnership or managed account the next morning to reconcile the transaction journals with the trade sheets of the previous day. Any trade correction or order allocation mistake will be immediately reported to the Head of Operations and will be corrected same day by the custodian at the instruction of the Firm’s staff. Any error in trading or any trade not carried out in accordance with the procedures described herein must be reported to the CCO.

4.6.6	Laws Affecting Trading Activities

The Firm’s trading activities on behalf of its clients, from time to time, will raise important issues under both federal and state laws, rules and regulations.  Most of these laws relate specifically to the Firm’s role as an investor on behalf of itself and its affiliates and on behalf of its investment advisory clients.  Since each fact situation is different and there could be other laws and/or issuer specific organizational documents that could affect the investor’s rights with respect to the securities acquired, Employees should consult with Legal & Compliance, prior to engaging in any significant trades.

4.6.7	Sub-Advisers

Before any sub-adviser may be engaged, the Firm will provide the Client with information regarding the identity and business of such other adviser as would be required to be given to Client if he/she had entered into an investment advisory agreement directly with such other adviser. The Firm shall not invest any of assets of the account in the securities of an entity in which the Firm or any related party is an officer, director or has a controlling interest or unless such relationship is disclosed in writing to the client before such acquisition. The Firm may aggregate (bunch) transactions for Client’s Account with those of other clients in an effort to obtain the best execution under the circumstances.

The CCO will create and maintain files of all approved third party managers and investment advisors to ensure that copies of all the ADVs and, when applicable, third party agreements are on file.

In addition, a designated supervisor with the assistance of the CCO will at least conduct an annual review of transactions.  During this time customer files and fee compensation arrangements shall be reviewed to ensure all proper documents are updated and on file and to ensure fairness and reasonableness to clients.

The CCO will monitor any sub-adviser to who the Firm refers clients. The Firm will require the sub-adviser to:

•	Annually forward a current copy of their Form ADV Part II and Schedules (or Disclosure Document) to the CCO for review;
•	Provide the Firm with annual certification of compliance with the sub-adviser’s policies and procedures governing the sub-adviser’s responsibilities and with the federal securities laws;
•	Attend periodic meetings with compliance personnel of the sub-adviser; and require the sub-adviser to provide notice of regulatory examinations and provide copies of any exam reports.

5 MARKETING & COMMUNICATIONS ACTIVITIES

5.1 Anti-Fraud Restrictions on Advertising

5.1.1	In General

Section 206 of the Advisers Act prohibits the Firm from engaging in any fraudulent, deceptive or manipulative activities.  Section 206(4) gives the SEC rulemaking authority to define such activities and prescribe reasonable means to prevent them.  Pursuant to this authority, the SEC has adopted Rule 206(4)-1, which defines certain advertising practices to be a violation of Section 206. Rule 206(4)-1 prohibits the Firm and its Employees from publishing, circulating or distributing any advertisement:

•	Which refers, directly or indirectly, to any testimonial of any kind concerning the Firm or concerning any advice, analysis, report or other service rendered by the Firm; or
•	Which refers, directly or indirectly, to past specific recommendations of the Firm, which were or would have been profitable to any person; provided, however, that this shall not prohibit an advertisement which sets out or offers to furnish a list of all recommendations made by the Firm within the immediately preceding period of not less than one year in accordance with SEC Rule 206(4)-1; or
•	Which represents, directly or indirectly, that any graph, chart, formula or other device being offered can in and of itself be used to determine which securities to buy or sell, or when to buy or sell them; or which represents, directly or indirectly, that any graph, chart, formula or other device being offered will assist any person in making his own decisions as to which securities to buy or sell, or when to buy or sell them, without prominently disclosing in such advertisement the limitations thereof and the difficulties with respect to its use; or
•	Which contains any statement to the effect that any report, analysis, or other service will be furnished free or without charge, unless such report, analysis or other service actually is or will be furnished entirely free and without any condition or obligation, directly or indirectly; or
•	Which contains any untrue statement of a material fact, or which is otherwise false or misleading.

Rule 206(4)-1 of the Advisors Act defines the term “advertisement” to include any notice, circular, letter or other written communication addressed to more than one person, or any notice or other announcement in any publication or by radio or television, that offers:  (a) any analysis, report or publication concerning securities or that is to be used in making any determination as to when to buy or sell any security or as to which security to buy or sell; (b) any graph, chart, formula or other device to be used in making any determination as to when to buy or sell any security or as to which security to buy or sell; or (c) any other investment advisory services with regard to securities. This generally encompasses any form letter and includes the standardized written material in booklets used by the Firm for presentations to prospective clients.

5.1.2	Restricted Terms

5.1.2.1 Government Recommendation

No Employee may represent or imply that the Firm or such Employee has been sponsored, recommended or approved or that its or his or her abilities or qualifications have been passed upon by the federal government.  An Employee may state that the Firm is registered under federal law as an investment adviser.

5.1.2.2 Use of “RIA,” “R.I.A,” or “Investment Counsel”

No Employee may use the designation “RIA” after his or her name in any marketing materials.  Nor may any Employee use the term “investment counsel”.

5.1.3	Use of Performance Data in Advertisements

Perhaps the most important form of advertisement for the Firm is a letter, report or disclosure contained in any offering or similar documents describing the Firm’s performance that is sent to existing or potential clients.  Any performance data distributed by the Firm and its Employees is subject to the provisions of Rule 206(4)-1.

The staff of the SEC has taken the position that performance reports are consistent with Rule 206(4)-1, so long as the information contained in the reports is not false or misleading.  The staff has said that information concerning performance is misleading if it implies something about the possibilities of a prospective client having an investment experience similar to that which the performance data suggests was enjoyed by the adviser’s clients, or the adviser’s competence when there are additional facts which the provider of the information knows or should know, which if also provided, would imply different results from those suggested by the information provided.  In addition, the staff has said generally that whether or not any communication is or is not misleading will depend on all of the particular facts including (a) the form as well as the content of a communication, (b) the implications or inferences arising out of the context of the communication and (c) the sophistication of the prospective client.

In order to ensure compliance with Rule 206(4)-1, the Firm has adopted the following rules concerning performance advertisements:

Designated performance results provided the following rules are adhered to:

•	The advertisement must disclose the effect of material market or economic conditions on the results portrayed;
•	The advertisement must reflect the deduction of advisory fees, brokerage commissions and other expenses that a client would have paid;
•	The advertisement must disclose whether and to what extent the results portrayed include the reinvestment of dividends and other earnings;

•	The advertisement must not suggest potential profits without also disclosing the possibility of loss;
•	If the advertisement compares results to an index, it must also disclose all material factors relevant to any comparison; and
•	The advertisement must disclose any material conditions, objectives, or investment strategies used to obtain the performance advertised.

5.1.3.1             For Model Results

All advertisements containing model performance results must adhere to the following additional practices:

•	The advertisement must disclose prominently the limitations inherent in model results;
•	The advertisement must disclose, if applicable, material changes in the conditions, objectives, or investment strategies of the model portfolio during the period portrayed and, if so, the effect thereof;
•	The advertisement must disclose, if applicable, that some of the securities or strategies reflected in the model portfolio do not relate, or relate only partially, to the services currently offered by the Firm; and
•	The advertisement must disclose, if applicable, that the Firm’s clients actually had investment results that were materially different from those portrayed in the model.

5.1.3.2         For Actual Results

In connection with the use of actual performance results, if performance results are only for a selected group of clients, the advertisement must disclose the basis on which selection was made and the effect of this practice on the results portrayed (if material).

5.1.4	Recordkeeping Requirements

The Firm must keep all performance advertisements and all documents necessary to form the basis for that performance information.  The required supporting documents must be maintained for not less than five years from the end of the fiscal year in which the advertisement was last published or otherwise disseminated, the first two years of which must be in the Firm’s main office.

5.1.5	Deduction of Advisory Fees in Advertised Results

As stated above, the SEC believes that an advertisement is misleading if it includes performance that fails to reflect the deduction of advisory fees.

5.1.5.1	Exception for One-on-One Presentations

The Firm is permitted to include performance data in advertisements without the deduction of its advisory fees provided such advertisements are limited to one-on-one presentations to wealthy clients, such as wealthy individuals, pension funds, universities and other institutions.  In addition, the Firm must provide at the same time to these clients the following additional disclosures:

•	Disclosure that the performance results do not reflect the deduction of investment advisory fees;
•	Disclosure that the client’s return will be reduced by the advisory fees and other expenses it may incur as a client;
•	Disclosure that the Firm’s advisory fees are described in Part II to its Form ADV; and
•	A representative example (in the form of a table, chart, graph or narrative) showing the effect of compounded advisory fees, over a period of years, on the value of the client’s portfolio.

5.1.5.2	Use of Model Fees

The Firm may distribute advertisements that illustrate model performance results.  As stated above, these advertisements must reflect the deduction of advisory fees.  The model fee, which the Firm should deduct in these types of advertisements, should be equal to the highest fee charged to any account employing the model strategy during the performance period.

5.2 Advertising

5.2.1	Advertising Approval

All advertising and marketing materials are to be approved by signature or initial, by the CCO, or his designee prior to use. Once approved, Employees must forward to the CCO, as soon as practicable, a copy of each advertisement or solicitation letter written to a client.

5.2.2	Recordkeeping

Copies of all advertising and marketing materials along with a record of the person who prepared it and the review and approval of the Compliance Officer must be maintained for a period of five years from the date of the last use.  Supporting documentation must also be kept to demonstrate the calculation of performance results or hypothetical results contained in any promotional material.

5.2.3	Performance Data Substantiation

Records supporting the entire measuring period of an advertised performance figure must be kept.

5.3 Solicitors

5.3.1	General

The Firm, from time to time, may pay referral fees to finders or solicitors for obtaining new advisory clients. The CCO must review all solicitor fee arrangements to ensure that they comply with the requirements of Rule 206(4)-3 of the Advisers Act, which permits the payment of cash referral fees to individuals and companies (hereafter, “solicitors”) who recommend prospective clients to a registered investment adviser. The Rule provides, among other things, that there be a written agreement between the adviser and the solicitor, which clearly defines the duties and responsibilities of the solicitor with respect to the referral activities on behalf of the adviser. In addition to the agreement between the adviser and the solicitor, the solicitor must also prepare a written disclosure document, which explains to the prospective client the terms under which the solicitor is working with the adviser and the fact that he/she is being compensated for the referral activities. It is the responsibility of the CCO to ensure that the activities of any solicitor working on behalf of the Firm be carried out pursuant to a written agreement, which complies with the provisions of Rule 206(4)-3. In addition, the CCO will exercise due diligence to determine that the solicitor is acting in conformity with the written agreement with the Firm, including any specific instructions issued by the Firm.

5.3.2	Written Solicitation Agreement

The written solicitation agreement must specifically address: (a) the specific solicitation activities to be engaged in by the solicitor on behalf of the Firm and the compensation to be received; (b) an agreement by the solicitor to follow the instructions of the Firm and to comply with the provisions of the Advisers Act; (c) an agreement by the solicitor to provide prospective referral clients with a copy of the Firm’s Form ADV or other disclosure document at the time of the solicitation; and (d) An agreement by the solicitor to give the prospective client a copy of the solicitor’s separate Written Disclosure Document at the time of the solicitation.

5.3.3	The Solicitor’s Written Disclosure Document

The disclosure statement will be given to the prospective client at the time of solicitation. This must be given by the solicitor (or a second copy may also be given by the Firm to the prospective clients at the time of entering into the advisory agreement). The document discloses the following:

•	the name of the investment adviser;
•	the name of the solicitor;
•	the nature of the relationship between the Firm and the solicitor;
•	a statement that the solicitor is being compensated for referring the client to the adviser;
•	the terms of the compensation arrangement between the adviser and the solicitor; and
•	whether or not the client is going to have to pay more in fees than he/she would otherwise have to pay had there been no solicitor’s compensation.

5.3.4	Instructions to Solicitor

Any undertaking to compensate a solicitor for referring clients to the Firm will be evidenced by a written agreement containing instructions to the solicitor, “For a cash fee, solicitor has agreed to solicit to prospective clients for the advisory services provided by the Firm.  In doing so solicitor will comply with the following instructions:

•	When soliciting to any client for the Firm’s services, or referring any client to the Firm, solicitor will furnish the name of the prospective client, in writing, to the Firm. This may avoid potential conflicts between other solicitors competing for the same client(s).
•	Solicitor will furnish to prospective clients with a copy of both Part II of the Firm‘s Form ADV (or other written disclosure statement) and the Solicitor’s Written Disclosure Document describing the arrangement between the Solicitor and the Firm.
•	Solicitor will obtain and deliver to the Firm a signed and dated Acknowledgment of Receipt from the prospective client attesting that he or she has received both of the disclosure documents described above. Prospective client will sign two copies of the Acknowledgment of Receipt, one copy of which is for the prospective client and the other is to be delivered promptly to the Firm.
•	Solicitor(s) activities on behalf of the Firm will be limited to client solicitation. Solicitor is not authorized to enter into any undertaking or agreement, or to render any investment advice, on behalf of the Firm.”

6 CLIENT RELATIONS

6.1	General

Rule 204-2(a)(7) of the Advisors Act requires generally that the Firm maintain the originals of all written communications received and copies of all written communications sent to any party, including persons who are not clients of the Firm relating to the business of providing investment services. These records include:

6.1.1 Incoming Correspondence

The CCO shall delegate to a qualified individual who has sufficient training, the responsibility for opening all incoming mail immediately.  The CCO shall be notified immediately of any customer complaints or regulatory inquiries.  The Head of Operations should be notified of securities or funds received.  A centralized regulatory reading and correspondence file will be maintained for all incoming correspondence.  Copies of such letters will be maintained for a period of five years.

6.1.2 Outgoing Correspondence

All correspondence relating to recommendations or advice given or proposed to be given to Clients shall be reviewed and approved by a designated supervisory principal, unless pre-approved in writing by the CCO. With respect to form letters, the person causing the material to be mailed must maintain a list of the addresses and the date(s) the material was mailed. Copies of correspondence addressed to specific clients should be included in that customer’s file or in a chronological file. A centralized regulatory reading and correspondence file will be maintained for all outgoing correspondence.  Copies of such letters will be maintained for a period of five years.

6.1.3 Supervision of Individual E–mail

In lieu of written correspondence, associated persons may use e–mail to send personalized letters and communications to individual clients. E-mail correspondence must comply with the same content standards as traditional written correspondence. Records of such actions and all approved e-mail correspondence will be retained for five years, two of which will be in an easily accessible location.

The Firm believes that instant messaging is inconsistent with the requirements to supervise and to retain such records.  Therefore, the Firm does not permit the use of instant messaging for business purposes.

Supervisors may review written outgoing correspondence on a sampling basis using the guidelines that follow.

Sampling for correspondence is subject to post-review of at least 5% of all outgoing correspondence.  All associated persons are subject to this review on a regular basis. Sampling is permitted for the following types of outgoing correspondence:

•	E-mails
•	Instant messaging
•	Faxes
•	Bloomberg messages
•	LinkedIn (the only approved social media platform)

The e-mail correspondence that is covered by this policy includes the following:

6.1.3.1 Client Communications

Any and all business communications with clients of the Firm;

6.1.3.2 Recommendations

Any communication, which includes recommendations or proposed recommendations of securities transactions;

6.1.3.3 Communications Regarding Funds and Securities

Any receipt or instruction related to the disbursement or delivery of funds or securities.

6.1.3.4  Order Memorabilia

The documentation related to the placing or execution of any order to purchase or sell any security.

6.2 Customer Complaints

Customer complaints, whether oral or written, shall be brought to the attention of the Firm’s CCO immediately. Upon receipt of a customer complaint, the CCO will be responsible for investigating and supervising the resolution of the complaint. The CCO shall be responsible for maintaining a copy of all complaints, related correspondence and their resolution. The original complaint and copies of all letters and memoranda relating to the complaint will be retained in a special file titled “Customer Complaints.”

No Employee shall resolve an investor complaint without the approval of the CCO. If necessary, the Form ADV of the Firm and or Form U4 of the advisory representative will be amended.

For purposes of this section, a complaint is any statement (written or verbal), by a customer or investor (or authorized persons acting on behalf of customers) expressing a grievance, concern, appeal or dissatisfaction with his or her experiences with the Firm.  Complaints can include, but are not limited to, statements concerning investment advice, unsuitable recommendations, misrepresentation, misappropriation, or other inappropriate acts as well as claims of failure to provide requested or required services. “Sales Practice” complaints are statements from customers that express a grievance concerning the sales process and/or product performance or alleged misconduct of the Firm or any Employees in the sales/investment process. “Service and operational” complaints are statements from clients that express dissatisfaction with a service transaction that the Firm provides to existing customers.

6.3 New Client Relationships

All new client relationships that are accepted by the Firm will require the Firm's acceptance of such account.  Acceptance will be acknowledged by a designated superivory principal and by signing of all subscription agreements and/or new account documentation.

The Firm will provide the client with Part II of Form ADV and the Firm’s Privacy Policy. The Firm will also obtain all supporting documents necessary to set up the account, including trading authorization/power of attorney, joint account agreement, margin agreement (if applicable), trading restrictions, authorization to withdraw advisory fees, solicitation disclosures, etc. With respect to joint accounts, the Firm will confirm that all parties to the account for who advisory services are being provided have signed the advisory agreement. No trading may occur in a Client’s Account until the advisory agreement, with supporting documents have been completed and signed by a designated supervisory principal.

Branch OSJ offices will maintain originals of all new account documents with evidence of a supervisory review and approval.

6.4 Client Account Reviews

6.4.1	Annual Account Review

Client Accounts will be reviewed by a designated supervisory principal assigned to branch activity with the assistance of the CCO, no less than annually to assist in detecting and preventing violations of, and achieving compliance with, applicable laws, regulations and rules.

6.4.2	Discretionary Accounts

A designated supervisory principal assigned to branch activity with the assistance of the CCO shall be responsible for the review and approval of discretionary advisory accounts. The Firm will only carry discretionary accounts for customers when in view of the customer's financial resources and investment objectives, and after full disclosure, the customer and the Firm reasonably believe, a discretionary advisory account would benefit the customer.

6.4.3	Customer Suitability

All associated persons will review each customer's investment objectives and needs on a regular basis.  These objectives and needs will be evaluated with respect to each client's circumstances and financial condition.  Investments will not be allowed nor recommended, which are not compatible with the objectives and desires of each customer.

Factors to be utilized in determining such objectives and desires will be: (a) customer's relative financial position; (b) income and type of employment; (c) marital status; and (d) customer's ability to hold an investment, long term.

6.4.4	Advisory Contracts

Each investment advisory customer must complete an Advisory Agreement setting forth the fee schedule, manner, and terms of compensation of the Firm.  In addition, the Advisory Agreement shall disclose the investment advisory customer's ability to designate a broker/dealer of his or her choice for the execution of advisory recommendations.  The Advisory Agreement shall also disclose all conflicts of interest, which may arise where the Firm will act as both investment adviser and broker/dealer, including but not limited to the investment advisory customer's ability to negotiate possibly a better commission rate with another broker/dealer absent the Advisory Agreement.

6.4.4.1 Contract Terms - Regulatory Background

Assignment.  Under the Advisers Act, the Firm may not assign an advisory contract without the client’s consent.  The definition of “assignment” contained in the Advisers Act is quite broad and would be deemed to occur, for example, as a result of a transfer of a controlling block of securities of either an investment adviser, or of the adviser’s parent company.

In recognition of the fact that this broad definition encompasses many types of transactions that while technically an assignment, do not in fact alter the actual control or management of an adviser, the SEC adopted Rule 202(a)(1)-1, which deems transactions that do not result in a change of actual control or management of the adviser not to be an assignment under the Advisers Act.  Neither the Advisers Act nor the rules thereunder specify the manner in which an adviser must obtain client consent to an assignment of an advisory contract.  However, the SEC staff has in the past taken the position that if an adviser notifies a client in writing of an assignment and advises the client that the assignment will take place if the client does not object within a reasonable time period, such as sixty (60) days, the client’s silence may be treated as appropriate consent.

Termination of Agreements.  The Firm’s advisory contracts generally contain provisions that govern when an advisory contract may terminate.  The Firm is required to return any pre-paid advisory fees subject to the deduction for fees for services rendered.

Other Terms.  The Advisers Act prohibits any contract or other provision that purports to waive compliance with the Advisers Act or rules thereunder.  Additionally, while the Advisers Act does not expressly require that advisory contracts between the Firm and its clients be in writing, as a matter of good business practice, the Firm requires that all of its advisory contracts with clients be in writing.  A designated supervisory principal for the acceptance of customer accounts will be responsible for ensuring that all advisory clients complete the appropriate advisory contract.

6.4.4.2 Firm Policy and Procedure

Each investment advisory customer must complete an Advisory Agreement setting forth the fee schedule, manner, and terms of compensation of the Firm.  In addition, the Advisory Agreement shall:

•	Set forth that the Advisory Agreement is not assignable without the consent of the Client;
•	Provide for the refund of any advisory fees paid in advance, in the event of termination of the advisory agreement;
•	Contracts must include a signed acknowledgment by the client of receipt of all disclosure documents;
•	All contracts must be in writing and signed by both the client and an authorized representative of the Firm;
•	Disclose the investment advisory customer's ability to designate a broker/dealer of his or her choice for the execution of advisory recommendations;

•	The Firm’s procedure for protecting the confidentiality of client information;
•	The description of the type and frequency of reports to be provided to clients;
•	The addresses for sending notifications;
•	The procedures and time required to terminate the contract;
•	The procedures for fee settlement in the event of termination of the contract; and
•	The term of the contract and any renewal requirements.
•	Disclose any and all conflicts of interest which may arise where the Firm will act as both investment adviser and broker/dealer (if applicable), including but not limited to the investment advisory customer's ability to possibly negotiate a better commission rate with another broker/dealer absent the Advisory Agreement.

6.5 Advisory Fees

6.5.1	General

Except for performance fees, the Advisers Act does not specifically address or explicitly regulate the types or amount of advisory fees the Firm may charge clients for its advisory services.  Rather, the Advisers Act regulatory scheme relies primarily on disclosure to address the appropriate level of fees and the SEC requires that an adviser, as a fiduciary, make full and fair disclosure to clients about the fees it charges.

6.5.2	Firm Policy

To address these issues, with respect to the advisory fees charged to the Clients of the Firm, it is the policy of the Firm that:

6.5.2.1	Approval Required For Changes to Fee Schedule

No Employee may enter into an advisory contract with a client that provides for advisory fees different from the Firm’s standard advisory fees without prior written approval from Legal & Compliance.

6.5.2.2	Pre-Paid Advisory Fee Refund Policy

If a client terminates an advisory contract, it is the Firm’s policy to return to such client any pre-paid advisory fee, pro-rated for the days in which advisory services were rendered.  Any reduction for reasonable startup expenses may be made only with the prior written approval of Legal & Compliance.

6.5.2.3	Performance Fee Arrangements

Performance fees are permitted under certain circumstances as described in SEC Rule 205-3. All performance fee arrangements shall be approved in advance by Legal & Compliance.

6.5.2.4	Dual Fees

Where an adviser with discretion invests a portion of a client’s assets in a mutual fund or private investment company for which it (or an affiliate) also acts as adviser, the Firm will disclose this dual fee arrangement to clients.

6.6 Custody of Client Funds or Securities

Advisers Act Rule 206(4)-2 sets forth requirements regarding possession or custody of client funds and securities. An SEC registered investment adviser that holds, directly or indirectly, client funds or securities or has authority to obtain possession of client funds or securities is deemed to have “custody” of those assets or securities under current regulations that went into effect in 2003. Investment advisers with custody or possession of advisory client funds or securities must comply with Rule 206(4)-2 under the Advisers Act.   The Rule is designed to protect clients from insolvency of the adviser and misappropriation of their assets by requiring such advisers to institute certain safeguards. The Rule defines custody as holding, whether directly or indirectly, a client’s funds or securities or having authority to take possession of them.

The Rule states three examples to illustrate the definition of custody:

•	The first example clarifies that an adviser has custody when it has possession of client funds or securities, even briefly. An adviser that holds clients' stock certificates or cash, even temporarily, puts those assets at risk of misuse or loss. The amendments, however, expressly exclude inadvertent receipt by the adviser of client funds or securities, so long as the adviser returns them to the sender within three business days of receiving them. The rule does not permit advisers to forward clients' funds and securities without having "custody," although advisers may certainly assist clients in such matters. In addition, the amendments clarify that an adviser's possession of a check drawn by the client and made payable to a third party is not possession of client funds for purposes of the custody definition.

•	The second example clarifies that an adviser has custody if it has the authority to withdraw funds or securities from a client's account. An adviser with power of attorney to sign checks on a client's behalf, to withdraw funds or securities from a client's account, or to dispose of client funds or securities for any purpose other than authorized trading has access to the client's assets. Similarly, an adviser authorized to deduct advisory fees or other expenses directly from a client's account has access to, and therefore has custody of, the client funds and securities in that account. These advisers might not have possession of client assets, but they have the authority to obtain possession.

•	The last example clarifies that an adviser has custody if it acts in any capacity that gives the adviser legal ownership of, or access to, the client funds or securities. One common instance is a firm that acts as both general partner and investment adviser to a limited partnership. By virtue of its position as general partner, the adviser generally has authority to dispose of funds and securities in the limited partnership's account and thus has custody of client assets.

At such time the Firm maintains possession or custody of client funds or securities, the CCO shall ensure compliance with the restrictions and requirements of such rule.

7 RECORDKEEPING

7.1	General Procedures

7.1.1	General

It is the Firm's intent to conduct all recordkeeping in an organized and ethical manner.  Adequate records will be developed and maintained on a regular basis to document the Firm’s compliance with all relevant laws. The FINOP shall be responsible for the financial reporting duties for the Firm, and the CCO and General Counsel will have primary responsibility for the maintenance of the Firm's books and records.

7.1.2	Federal and State Regulations

The Firm is subject to extensive recordkeeping requirements under federal and state securities and commodities laws and regulations for six years, including, among other things, SEC Rules 204-2. Specifically this statute requires that records be kept of, among other things:

•	A memorandum, electronic or hardcopy, of each order given by the Firm for the purchase or sale of any security, of any instruction received from the client concerning the purchase, sale, receipt or delivery of any security, and of any modification or cancellation of same. The memoranda shall indicate the terms and conditions of each order; the person who recommended the transaction to the client; the person who placed the order; the account for which the order is entered; the date of entry; the bank, broker or dealer by or through whom executed; and whether or not the order was placed pursuant to discretionary authority.

•	Originals of all written communications sent and received by the Firm relating to: (a) any recommendations made or advice given to clients; (b) any receipt, disbursement or delivery of securities; and (c) any orders to purchase or sell securities.
•	All powers of attorney and written agreements with clients.
•	A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication sent to clients or potential clients.
•	Records that demonstrate the calculation of the performance or rate of return of any managed accounts or securities recommendations in any communication that the Firm circulates.
•	A copy of this Manual that as in effect on any date, or at any time within the five years prior to such date, and records documenting the annual review of this Manual.

7.2	Record Retention

Disposition of records shall take place pursuant to a standard policy that has been developed for business reasons so that it cannot be said that the Firm deliberately destroyed records in anticipation of a specific problem. Any disposition procedure shall have a mechanism that will assure that it can be stopped to prevent the disposition of records immediately upon receipt of service of legal process for which these records might be relevant.

Vital records will be identified and appropriately safeguarded. The privacy and security of records shall be appropriately assured. Notwithstanding the above, the Firm shall maintain for a period of five years, two of which are in a readily accessible location, the following books and records:

•	A journal and other records of original entry forming the basis of entries in any ledger (cash receipts, cash disbursements, etc.).
•	General and auxiliary ledgers reflecting asset, liability, reserve, capital, income, and expense accounts.
•	Articles of Incorporation, Minute books, Stock Certificate Books and other corporate records shall be maintained at all times and for a period of not less than three years after termination of the Firm’s existence. (Such records shall be maintained at a location with reasonable access, the address of such location shall be communicated to the proper regulatory authority upon the required filing of Form ADV-W. Any change in the location of such records will be communicated to the proper regulatory authority promptly.)

•	A memorandum of each order given and any instructions received from customer for the purchase, sale, delivery, or receipt of securities or modification or cancellation of any such order or instruction.
•	All checkbooks, bank statements, canceled checks, balance sheets and cash reconciliations.
•	Bills (paid or unpaid) or statements relating to the investment advisory business.
•	Trial balances, financial statements, and internal audit working papers relating to the Firm's advisory business.
•	Copies of all documents relating to discretionary customer accounts (including executed powers of attorney or grants of authority).
•	Copies of all written agreements with investment advisory customers relating to the Firm's investment advisory services (maintained for a period of not less than five years after termination of relationship.
•	Copies of all publications and recommendations distributed to ten or more persons and a record of the factual basis and reasons for the recommendation (if not set forth in the publication).
•	Advertisements, including copies of the Firm’s Web site (if applicable).
•	A record of every security in which a client holds a position, including the name of the client and the location of the security.
•	A separate ledger for each client showing all purchases, sales, receipts and deliveries of securities, including the date and price of each transaction and all associated debits and credits.
•	Duplicate confirmation forms for each security transaction executed on behalf of the Firm's registered investment adviser representative.
•	Buy/Sell Recommendation memorandum.
•	Copies of all written communications received and sent relating to: (a) any recommendation made or proposed to be made and any advice given or proposed to be given; (b) any receipt, disbursement or delivery of funds or securities; or (c) the placing or execution of any order to purchase or sell any security.
•	New Account Forms.
•	A record of every transaction in a security in which the Firm or an associated person has or, by reason of such transaction, acquires any direct or indirect beneficial ownership, stating the title and amount of the security involved, the date and nature of the transaction, price effected at and name of executing entity.
•	A list of or other record of all accounts in which the Firm is vested with any discretionary power.
•	Solicitor’s Disclosure Document (if solicitors refer business to the Firm).
•	Copies of all written statements and amendments thereto given or sent to any customer or prospective customer in accordance with SEC Rule 204-3 "Brochure Rule."
•	Record of all annual offers and acceptances of Form ADV Part II.

•	Record of all annual deliveries of Privacy Policy.
•	Customer complaint file (maintain even if empty.)
•	Copies of the Firm’s policies and procedures and any amendments.
•	Copies of the Firm’s code of ethics currently in effect including (a) records of any violations of the code of ethics and any action taken as a result of the violations and (b) records of all written acknowledgements of receipt of the code of ethics for each person who is currently a supervised person of the Firm.
•	Records of all holdings reports made as required under the Firm’s code of ethics, records of all persons who are, or were with the last five years, “access persons’ of the Firm and records of all decisions (with supporting reasons) to approve acquisition of securities by access persons as required under Advisers Act Rule 204A-1 C.
•	Copies of all written acknowledgements of access persons and other Employees of receipt of this manual.

7.3	Electronic Storage

7.3.1	General

Records maintained on magnetic tape or other electronic data processing storage media will comply with regulatory standards and be covered by the program. The CCO will provide the representation or obtain the representation from the storage medium vendor or other third party with appropriate expertise that the selected storage media meets the following criterion. The electronic storage media must:

•	Reserve the records exclusively in a non-rewriteable, non-erasable format;
•	Verify automatically the quality and accuracy of the storage media recording process;
•	Serialize the original and, if applicable, duplicate units of storage media, and time-date for the required period of retention the information placed on such electronic storage media; and
•	Have the capacity to download readily indexes and records preserved on the electronic storage media to any medium acceptable under as required by the Commission.

Additionally, the Firm will comply with the following requirements in the use of electronic storage media:

•	At all times have available, for examination by the staffs of the SEC, facilities for immediate, easily readable projection or production of micrographic media or electronic storage media images and for producing easily readable images.

•	Be ready at all times to provide, and immediately provide, any facsimile enlargement, which the SEC or its representatives may request.
•	Store separately from the original, a duplicate copy of the record stored on any medium acceptable for the time required.
•	Organize and index accurately all information maintained on both original and any duplicate storage media.

Additionally, the Firm will maintain, keep current, and provide promptly upon request by the staffs of the SEC, all information necessary to access records and indexes stored on the electronic storage media; or place in escrow and keep current a copy of the physical and logical file format of the electronic storage media, the field format of all different information types written on the electronic storage media and the source code, together with the appropriate documentation and information necessary to access records and indexes.

7.3.2	E-mail Retention Policy

Rule 204-2(a)(7) promotes the belief that advisers should maintain records of all e-mails that pertain to advice being offered, recommendations being made, transactions executed and orders received.  When storing e-mail communication the Firm will arrange and index such communication like any other electronically stored record. The purpose of the e-mail retention policy is to provide clear and consistent guidelines for Employees to follow and ensure that the Firm is in compliance with all applicable laws, including the Advisers Act, as amended.

7.3.2.1 E-Mail Retention

The Firm captures both incoming and outgoing e-mail correspondence.  The Firm will archive all required incoming and outgoing e-mail including advice being offered, recommendations being made, transactions executed and orders received.  All such correspondence will be kept for a period of not less than five years.

7.3.2.2   E-mail Back-up

E-mails to be retained are filed in electronic folders; the e-mail and archive servers are backed-up regularly; back-up copies are available promptly and a copy is stored separately from the original computer storage medium.

The CCO will provide promptly any of the following, if requested by any regulatory authority:

•	a legible, true and complete copy of an e-mail in the medium and format in which it is stored;

• a legible, true, and complete printout of the e-mail; and
• means to access, view, and print the e-mail.

8 GENERAL REGULATORY ISSUES

8.1	Form ADV/Brochure Disclosure and Delivery

8.1.1.	Amendments

The Firm is required to update its Form ADV whenever any of the information contained therein becomes inaccurate.  Form ADV is prepared by the CCO and the General Counsel.

8.1.2. Annual Updating Amendment

The Firm is required to file an annual updating amendment with the SEC within 90 days after the end of the Firm’s fiscal year.  The amendment is filed through the Web IARD. This filing will contain information about the Firm including assets under management or reason for SEC registration eligibility.  The CCO will be responsible for the annual updating amendment filing.

Rule 204-3 under the Advisers Act requires the Firm to provide a written disclosure statement to its clients and prospective clients.  The disclosure statement must contain certain information, including:

8.1.3.	In General

•	The kinds of advisory services the Firm provides;
•	The kinds of clients served by the Firm;
•	The methods of securities analysis used by the Firm;
•	The fees charged by the Firm; and
•	Description of any general standards concerning education and business background that the Firm requires of its Employees and principals, and a description of the specific educational and business background of certain of the Firm’s principals and Employees.

Under Rule 204-3, the disclosure statement can be either a copy of Part II of the Firm’s current Form ADV or a separate document containing at least the information required by Part II.  The Firm’s policy is to fulfill its disclosure obligations by providing a copy of Part II to the Firm’s Form ADV.  Delivery by the Firm of its Part II does not relieve the Firm and its Employees from fulfilling its fiduciary duty to clients and making disclosures of all material facts necessary for informed decision-making by clients.

8.1.4. Initial Delivery

The Firm will deliver Part II of its Form ADV to a new client (a) not less than forty-eight (48) hours prior to entering into a written or oral investment advisory contract, or (b) at the time the Firm enters into the contract, so long as the client has the right to terminate the contract without penalty within five (5) business days after entering into the contract.

8.1.5. Annual Delivery

The Firm must deliver annually, without charge, or offer in writing to deliver upon written request, a copy of its Part II to Form ADV to each of its advisory clients.  In order to satisfy this requirement, the Compliance Office will send to all advisory clients of the Firm, on or about March 31 of each year, a notice offering to provide the Part II upon the client’s written request.

8.1.6. Books and records requirement

The Firm is required to maintain in its main office copies of Part II of its Form ADV as delivered to clients for two (2) years from the date of delivery and three additional years in an easily accessible place.  The information on Part II of Form ADV must remain current and should be reviewed regularly to ensure the information remains up to date.

8.2	Multi-State Registration Activities

New accounts shall be reviewed by a designated supervisory principal and compared with the Firm's state registrations, at or prior to acceptance of the new account.  It shall be the responsibility of the designated principal to review the Firm's state registrations, registrations of the Firm's agents and the Firm's customer accounts to ensure compliance with all multi-state registration requirements and or any exemptions from registration.

8.3	Disclosure of Financial Condition and Disciplinary Events

8.3.1	In General

The SEC believes that an investment adviser has a duty to make disclosure to clients about material financial conditions and disciplinary history, although no provision of the Advisers Act expressly requires such disclosure.  Instead, Rule 206(4)-4 under the Advisers Act prescribes certain minimum disclosures that an adviser must make to clients of financial and disciplinary information relating to it or any management persons. The CCO and the General Counsel are responsible for assuring that such disclosures are true, correct and current.

8.3.2	Financial Condition

The Firm is required to disclose to clients all material facts about any financial condition that is reasonably likely to impair its ability to meet its contractual commitments to clients.  This disclosure obligation applies only to those Firm clients where the Firm had discretionary authority over their assets or where the Firm has received prepayment of advisory fees of more than $500 and six months or more in advance.

8.3.3	Disciplinary Events

The Firm is required to disclose all material facts relating to a legal or disciplinary event that is material to a client’s evaluation of the Firm’s integrity or ability to meet its contractual commitments.  The following are examples of the types of disciplinary information that the SEC believes are material and that the Firm and its Employees must disclose:

(i).	Court Proceedings
The Firm must disclose a criminal or civil action in a court in which the adviser or a management person: (a) was permanently or temporarily enjoined from engaging in any investment related activity (i.e., an activity relating to securities, commodities, banking, insurance, or real estate); (b) was found to have been involved in a violation of an investment related statute or regulation; or (c) was convicted, pleaded guilty or nolo contendere (no contest) to a felony or misdemeanor or is named the subject of pending criminal proceeding and such felony, misdemeanor or proceeding involved: an investment related statute or regulation, fraud, false statements or omissions; wrongful taking of property; or bribery, forgery, counterfeiting, or extortion.

(ii).	Federal/State Regulatory Proceedings
The Firm must disclose an administrative proceeding before the SEC, any other federal regulatory agency, or any state agency in which the Firm or a management person: (a) was found to have caused an investment related business to lose its authorization to do business; (b) was found to have violated an investment related statute or regulation; or (c) was the subject of any agency action denying, suspending, or revoking authority to act or to associate with any investment related business or significantly limiting the adviser’s or management person’s investment related activities.

(iii).	SRO Proceedings

The Firm must disclose any proceeding before a Self Regulatory Organization (“SRO”) in which the Firm or a management person: (a) was found to have caused an investment related business to lose its authorization to do business; (b) was found to have violated the SRO’s rules; or (c) was the subject of an SRO action barring, suspending, or expelling the adviser or management person from the SRO or restricting association with other members.  In addition, the Firm must disclose a proceeding before an SRO resulting in a fine in excess of $2,500 or a significant limitation on the Firm’s or management person’s investment related activities.

8.3.4	Manner and Timing of Disclosure

The Advisers Act does not prescribe a method by which any required disclosures must be made.  The CCO and the General Counsel will determine when any required disclosure must be made and the method by which it will be made.  The Advisers Act does require, however, that the disclosure be made promptly to existing clients.  With respect to prospective clients, the disclosure must be made (a) not less than forty-eight (48) hours, prior to entering into a written or oral investment advisory agreement, or (b) at the time the Firm enters into the advisory agreement, so long as the client has the right to terminate the contract without penalty within five business days after entering into the advisory agreement.

An Employee must advise the CCO and/or the General Counsel immediately if he or she becomes involved in or is threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

8.4	Disclosure of Conflicts of Interest

Under Section 206 of the Advisers Act, the duty of the Firm to refrain from fraudulent conduct includes an obligation to disclose material facts to its clients whenever the failure to do so would defraud any client or prospective client.  The Firm’s duty to disclose material facts is particularly pertinent whenever the Firm is in a situation involving a conflict, or potential conflict, of interest with a client.  The type of disclosure required by the Firm in such a situation will depend upon all the facts and circumstances, but as a general matter, the Firm must disclose to clients all material facts regarding the potential conflict of interest so that the client can make an informed decision whether to enter into or continue an advisory relationship with the Firm or whether to take some action to protect himself against the specific conflict of interest involved.

8.5	Regulatory Filings

It is the responsibility of the CCO and the General Counsel to ensure the timely filing and updating of all required regulatory filings.  These include, among other things, the following forms and schedules.

8.5.1	Form ADV

An annual updating amendment of Form ADV Part I must be filed electronically within ninety (90) days of the Firm’s fiscal year-end.  The questions that must be updated on the Form ADV Part I are those pertaining to assets under management, number of clients, and custody of clients’ accounts.  In addition, the Firm’s Form ADV Part II should be updated periodically to remain current, retained in the Firm’s records, and available to its advisory clients.

8.5.2	Schedule 13D

Section 13(d) of the Securities Exchange Act of 1934 (“1934 Act”) generally requires a beneficial owner of more than 5% of a class of equity securities registered under the 1934 Act (i.e., equity securities of publicly traded companies) to file a Schedule 13D with the issuer, the SEC, and those national securities exchanges where the securities trade within ten days of the transaction resulting in beneficial ownership exceeding 5%. “Beneficial ownership” is defined broadly, and an Adviser may be deemed to be the beneficial owner of shares held in Client Accounts (and shares held in proprietary Client Accounts) if it has or shares either of the following:

•	Voting power, which includes the power to vote or direct the voting of the shares; or
•	Investment power, which includes the power to dispose or direct the disposition of such security.
•	Any acquisitions of securities that may require a Schedule 13D filing should be brought to the attention of the Compliance Officer immediately.

8.5.3	Schedule 13G

In general, a registered adviser may file a Schedule 13G instead of a Schedule 13D when its beneficial ownership exceeds 5% of a class of outstanding registered equity securities and it holds the securities passively (i.e., without the purpose of changing or influencing control of the issuer). Schedule 13G must be filed within forty-five (45) days after the end of the calendar year in which the registered adviser’s beneficial ownership exceeded 5% of a class of outstanding registered equity securities. In addition, a registered Adviser choosing to file Schedule 13G must notify any person (e.g., a client) on whose behalf it holds, on a discretionary basis, over 5% of a class of outstanding equity securities of any transaction or acquisition that the other person may have to report.

A registered adviser filing on Schedule 13G also must file an amended Schedule 13G within ten days after the end of any month in which its direct or indirect beneficial ownership of a class of registered equity securities exceeds 10% of the outstanding securities in that class, and within ten (10) days of the end of any month in which its beneficial ownership increases or decreases by 5% or more of the outstanding securities in the class.

If a registered adviser no longer holds the securities passively (i.e., the registered adviser holds the securities with the purpose of changing or influencing control of the issuer), the registered adviser must file a Schedule 13D within ten (10) calendar days of the change in investment purpose.

8.5.4	Form 13F

Rule 13f-1 (“Reporting by Institutional Investment Managers of Information with Respect to Accounts over which they Exercise Investment Discretion”) requires, generally, that every institutional investment manager who exercises discretion over accounts having an aggregate fair market value of at least $100,000,000 of “13(f) securities” must file reports on Form 13F with the SEC within forty-five (45) days after the last day of each calendar quarter.

“13(f) securities” include certain exchange-traded (e.g., NYSE, AMEX) or NASDAQ quoted stocks, equity options and warrants, shares of closed-end investment companies, and certain convertible debt securities.  Shares of open-end investment companies, i.e. mutual funds, are not required to be reported on Form 13F.

The Rule describes an “institutional investment manager” as an entity that either invests in, or buys and sells, securities for its own account, such as banks, insurance companies, and broker/dealers. Also included as “institutional investment managers” would be investment advisers that manage private investment accounts, mutual fund and pension plan assets, but not individuals who exercise discretion in the management of their own accounts.

Inasmuch as the Firm meets the definition of “institutional investment manager,” it is the responsibility of the CCO to monitor the aggregate fair market value of all “13(f) securities” held in discretionary accounts managed by the Firm’s portfolio managers.

This would include all such securities held for accounts at multiple custodians or broker/dealers.  However, positions of a “13(f) security” of less than 10,000 shares having an aggregate value of less than $200,000 need not be reported.

If the aggregate fair market value of “13(f) securities” in the Firm’s accounts (both proprietary and client accounts) meets or exceeds $100,000,000 at the end of any calendar month, the CCO will submit Form 13F to the Commission not later than forty-five (45) days from the end of the fiscal year during which the aggregate market value of such securities first met or exceeded this amount.  Thereafter, the CCO will submit Form 13F for each quarter that the aggregate fair market value of “13(f) securities” meets or exceeds $100,000,000.  If the aggregate fair market value drops below $10,000,000 as of the close of any calendar quarter, it is not necessary to file Form 13F for that period.  For additional information on Form 13F, go to the SEC Web site at: www.sec.gov/divisions/investment/13ffaq.htm.

8.6	Invoicing – Payment From Custodial Accounts

Fees for advisory services are set forth in the Firm’s Form ADV, which will be given to each client and prospective client prior to entering an advisory relationship. In addition, the client will execute a written agreement that explains the fees and the manner in which the fees will be computed. If the fee is to be shared with other parties, the manner in which the fee is allocated among the parties will be explained in the written agreement.

If the fees are to be automatically deducted from the client’s account, the client must provide written authorization for such withdrawals as provided in the written agreement or by a separate written agreement, which permits the fee to be paid directly from the client’s account.

Prior to the deduction of investment advisory fees from the investment advisory customer's custodial account, the investment advisory customer must provide written authorization permitting the Firm's fee to be paid directly from the customer's account held by the independent custodian.  In addition, the custodian shall forward to the investment advisory customer a statement, at least quarterly, indicating all amounts disbursed from the account including the amount of advisory fees paid directly to the Firm.

9 ANTI-MONEY LAUNDERING (“AML”)

9.1	USCA ’S AML POLICY STATEMENT

It is the policy of USCA, to seek to prevent the misuse of the funds that it manages and its personnel and facilities for the use of money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities.  The Firm has adopted and enforces rigorous policies, procedures and controls to detect and deter the occurrences of money laundering.

9.2	Goals of AML Program

The anti-money laundering program for the Firm will address the following:

•	Establish and implement policies and procedures that can reasonably detect and cause the reporting of transactions as required by the rules and regulations listed below;
•	Establish and implement policies, procedures and internal controls reasonably designed to achieve compliance with the Bank Secrecy Act;
•	Designate an individual responsible for implementing and monitoring the day-to-day operations and internal controls of the program; and
•	Provide ongoing training for personnel.

9.3	Anti-Money Laundering Compliance Officer

9.3.1	Appointment and General Responsibilities

The Firm has appointed an AML Compliance Officer (“AMLCO”) with authority and responsibility to implement the policies, procedures and controls set forth herein.  Effective on 05/01/2012, the AMLCO is Steve Gott. The AMLCO is responsible for the overall implementation, operation and maintenance of the money-laundering program of the Firm (the “AML Program”). Included in those responsibilities are:

•	coordinate and monitor the Firm’s day-to-day compliance with applicable anti-money laundering laws and regulations and these policies;
•	the preparation of a statement regarding the Firm’s AML Program and policy to be disseminated to all appropriate personnel (e.g., those who deal directly with customers);
•	conduct educational programs for Firm personnel who the AMLCO determines have responsibilities that relate to compliance with the AML Program;

•	review any reports of suspicious activity from Firm personnel and file related reports;
•	implement the testing of the Firm’s AML Program;
•	review and keep abreast of developments and trends and changes in laws, regulations or practices related to anti-money laundering compliance programs; and
•	such other responsibilities as the Firm may determine from time to time.

9.3.2	Regulatory Contact

The AMLCO in cooperation with the CCO and the General Counsel, will function as an authorized contact person for providing information to and handling requests from enforcement authorities about the Firm’s anti-money laundering efforts as well as customers engaged in possible money laundering. This information will be provided to the appropriate agency and made available at a specified location when requested. Information will be provided no later than seven days after receiving a written enforcement agency request.  When requested by FinCEN, the Firm will provide the name, title, mailing address, e-mail address, telephone number and fax number of the Firm’s AMLCO.  The Firm will notify FinCEN of any changes to the contact information.

9.4	Legislation

USCA will ensure compliance with all of the following statutes, rules and regulations affecting the AML Program:

9.4.1	The Bank Secrecy Act of 1970 and SEC Rule 17a-8

9.4.1.1 SEC Rule 17a-8

SEC Rule 17a-8 requires the Firm to establish procedures to prevent the concealment of money that results from illegal activities or tax avoidance schemes.

9.4.1.2 The Bank Secrecy Act of 1970

The Bank Secrecy Act of 1970 requires financial institutions to report to the IRS all cash transactions that reach the threshold of $10,000 or more by filing a Currency Transaction Report (Department of Treasury Form 4789), within fifteen (15) days after the receipt of funds.  At this time however, Firm policy does not permit acceptance of cash.  The AMLCO shall enforce this policy by reviewing daily receipt and disbursement activity.

With respect to each new account established by the Firm, by persons residing or doing business in the United States, or a citizen of the United States, the Firm shall within thirty (30) days from the date such account is opened, secure and maintain a record of the taxpayer's identification number of the person on whose behalf the account is established; or in the case of an account of one or more individuals, the Firm shall secure and maintain a record of the social security number of an individual having a financial interest in the subject account.

In the event that the Firm has been unable to secure the identification required within the thirty (30)-day period specified, it will nevertheless not be deemed to be in violation of the Bank Secrecy Act or SEC Rule 17a-8, if:

•	the Firm has made a reasonable effort to secure such identification; and
•	the Firm maintains a list containing the names, addresses, and account numbers of those persons from whom it has been unable to secure such identification, and makes the names, addresses, and account numbers of those persons available to the proper authorities as may be requested.

The Firm's personnel must ensure that a W-9 is obtained for each account established on behalf of a customer. If a W-9 is not obtained, the appropriate backup withholding will be applied and a list of all outstanding W-9s shall be maintained by the Firm as a part of its books and records.

The thirty-day period shall be extended where the person establishing the account has applied for a taxpayer identification or social security number on Form S-4 or S-5, for an additional 30 days but no more than 60 days in total. A taxpayer identification number for a deposit or share account required under the above need not be secured in the following instances:

•	Managed accounts for public funds opened by agencies and instrumentalities of Federal, State, local or foreign governments;
•	Managed accounts for aliens who are ambassadors, ministers, career diplomatic or consular office, or naval, military or other attaché’s of foreign embassies, and legations, and for the members of their immediate families;
•	Managed accounts for aliens who are accredited representatives to international organizations who are entitled to enjoy privileges, exemption, and immunities as an international organization under the International Organizations Immunities Act of December 29, 1945 (22 USC Sec. 288), and for the members of their immediate families.

In addition, the Firm will retain as required, either the original or other copy or reproduction of each of the following:

•	each document granting signature or trading authority over each customer's account;
•	each record described in section 240.17a-3(a)(1), (2), (3), (5), (6), (7), (8), and (9) of Title 17, Code of Federal Regulations;
•	a record of each remittance or transfer of funds, or of currency, checks or monetary instruments, investment securities, or credit, of more than $3,000 to a person, account, or place, outside of the United States; and
•	a record of each receipt of currency, other monetary instruments, checks or investment securities and of each transfer of funds or credit, of more than $3,000 received on any one occasion directly and not through a domestic financial institution, from any person, account or place outside the United States.

9.4.2	Report of Foreign Bank and Financial Accounts (FBAR)

Any person having a financial interest in, or signature or other authority over, financial accounts in a foreign country is required to report the relationship if the aggregate value of the accounts exceeds $10,000 (FBARs are reported on Department of Treasury Form TD F 90-22.1).  Should the Firm or any of its associated persons have a financial interest in or control over an account meeting the preceding requirements, the AMLCO shall cause the Firm to file Treasury Form TD F 90-22.1 upon the discovery of such an account and annually thereafter.  The AMLCO will evidence supervision of this matter by affixing the signature to the document or by initialing a file copy of the form.

9.4.3	Currency and Monetary Instrument Transportation Report (CMIR)

Any person, who physically transports, mails, or ships currency or other monetary instruments into or out of the United States, in aggregated amounts exceeding $10,000 at one time, must report the event on Customs Form 4790.  Any person who receives any transport, mail or shipment of currency, or other monetary instrument from outside the United States in an aggregate amount exceeding $10,000 at one time also must report the receipt. USCA will be responsible for ensuring that CMIRs are filed with the Commissioner of the Customs for any monetary instrument that is transported, mailed, or shipped into or out of the United States.  The AMLCO will evidence the review and approval of the CMIR by affixing the signature to the document or by initialing a file copy of the form.

9.4.4	The Joint and Travel Rules

The amendments to the Bank Secrecy Act (BSA) require the Firm to obtain and keep certain information concerning the transmitter and the recipients of funds of $3,000 or more.  Thus, if the Firm effects transmittals or transfers of funds, including wire fund transfers, of $3,000 or more it will be required to collect, retain and record on the transmittal order certain information regarding the transfer, including the name and address of the transmitter and recipient, the amount of the transmittal order, the identity of the recipient's financial institution, and the account number of the recipient. The Firm will also verify the identity of transmitters and recipients that are not established customers.

The Travel Rule requires that intermediary financial institutions pass on all information received from the transmitter’s financial institution or an intermediary financial institution.

9.4.4.1	Exceptions

If the transmitter and the beneficial recipient are the same person, and the transmitter’s financial institution and the recipient’s are the same domestic bank or domestic securities broker then the transaction is not subject to the rule.

If both the transmitter and beneficial recipient are any of the following, then the transmittal is not subject to the rules:

•	Domestic bank;
•	Wholly owned domestic subsidiary of a domestic bank;
•	Domestic broker or dealer in securities;
•	Wholly owned domestic subsidiary of a domestic broker or dealer in securities;
•	United States Federal Agency or instrumentality;
•	State or Local Government; or
•	State or local agency or instrumentality.

9.4.4.2	Wire Log

The Firm will maintain logs of all wire transfers over $3,000 received and delivered with a copy of the transmittal attached.

9.4.4.3	Compliance Responsibility

It shall be the responsibility of the AMLCO to review the Firm's books and records for compliance with the requirements of the Bank Secrecy Act.

9.4.5	The Money Laundering Control Act of 1986

The Money Laundering Control Act of 1986 created the crime of money laundering and made it illegal to structure transactions.  Structuring transactions is the depositing of cash just below the $10,000 threshold or making deposits of less than $10,000 at multiple financial institutions.  The following offenses are included in this act:

•	Knowingly helping laundering money from criminal activity;
•	Knowingly engaging in a transaction of more than $10,000 that involves property from criminal activity; and
•	Structuring transactions to avoid the Bank Secrecy Act.

9.5	Customer Identification Program

9.5.1	General

The Firm will implement and comply with reasonable procedures for verifying the identity of customers to the extent reasonable and practicable.  Subject to the Firm's assessment of additional due diligence necessary to assess risk, the AMLCO may approve certain customer accounts based in part on the following areas as part of the Customer Identification Program:

•	The citizenship and location of the customer (e.g., is the customer domiciled in a jurisdiction identified as high risk for money laundering activities);
•	Method in which the account relationship was established;
•	Type of accounts being opened and anticipated transactions and/or securities being deposited; and
•	Records required by SEC Rule 17a-4 regarding information to verify a customer’s identity and OFAC check.

If a potential or existing customer either refuses to provide the information described above when requested, or appears to have intentionally provided misleading information, the Firm will not open a new account and, after considering the risks involved, consider closing any existing account.  In either case, the AMLCO will be notified so that he can determine whether he should report the situation to FinCEN (i.e., file a Form SAR-SF).

9.5.2	Methods of Verification

The Firm will approve the opening of an account only if the account can be verified by documentary and/or non-documentary means.

If we cannot form a reasonable belief that we know the true identity of a customer, we will do the following: (a) not open an account; (b) impose terms under which a customer may conduct transactions while we attempt to verify the customer’s identity; (c) close an account after attempts to verify customer’s identity fail; and (d) file a SAR-SF in accordance with applicable law and regulation.

9.5.2.1 Documentary Verification

For a natural person, acceptable verification will include an unexpired government-issued photo ID evidencing nationality or residence (e.g., driver’s license, passport, military identification card, or alien registration card). For other entities, suitable documents would be those proving the existence of the entity (e.g., articles of incorporation, government-issued business license, partnership agreement or trust agreement).

9.5.2.2 Non-Documentary Verification

Non-documentary verification involves independently verifying the customer’s identity through a comparison of information provided by the customer against information obtained from consumer reporting agencies.  The Firm utilizes an Equifax verification tool offered through NFS to perform non-documentary verifications on all new accounts.  Where Equifax identifies verification discrepancies, the NFS system will automatically restrict the account with either a “Red” high priority restriction permitting liquidating transactions only, or a “Yellow” medium priority restriction.  A medium priority restriction does not prevent any activity from occurring in the account; but if the restriction remains on the account for forty-five (45) calendar days, the NFS system will automatically apply a closed account restriction.  A medium priority restriction can be removed by requesting an acceptable form of ID (e.g., an unexpired government-issued photo ID evidencing nationality or residence, such as a driver’s license or passport).

9.5.3	Personal Accounts

For personal accounts, (i.e., held by individuals), the Firm will obtain the following information prior to accepting any orders for the account:

•	Name and Legal Address.
•	Date of birth.
•	Phone Number.
•	Citizenship (See CA 2011-03 for additional requirements for non-U.S. persons).
•	Tax ID or other Identification Number.
•	The names of all persons possessing trading authorization.

The Firm will also undertake reasonable efforts to obtain the following information at the commencement of the business relationship: (a) The customer’s investment experience and objectives, if applicable; (b) The customer’s net worth and annual income; and (c) the customers occupation and employment data, such as the employer's address (generally understood to be the customer's source of income).

9.5.4	Entity Accounts

For entity accounts, (i.e., non-individuals), the Firm will obtain the following information prior to accepting any orders for the account:

•	Name of the Entity;

•	Employer Identification Number;

•	Legal Address of Principal Office;

•	Country of Organization (See CA 2011-03 for additional requirements for non-U.S. entities);

•	Documents establishing trading authorization and authorization limits (if any); and

•	Formation Documents

9.5.5 Enhanced Due Diligence Procedures for Certain Non-U.S. Customers

The Firm requires Enhanced Due Diligence (EDD) Forms to be completed for ALL accounts established for non-U.S. persons and entities.  The EDD forms should be completed by the FA team, reviewed and signed by the designated supervisor, then submitted with all new account paperwork (including formation documents, financial statements, and photo ID’s) to the AMLCO for final review and acceptance.  Copies of the EDD forms will be maintained by the AMLCO and the originals will be returned to the FA team.

9.5.6 Non-U.S. Persons and Entities defined:

•	Non-U.S. Person - any natural person who is not a U.S. citizen. This definition includes resident aliens and foreign diplomats living inside the U.S. and excludes any U.S. citizens living abroad; and
•	Non-U.S. Entity - any entity organized, incorporated or otherwise domiciled outside the U.S.

Identification Requirements Non-U.S. Persons and Entities

For Non-U.S. Persons:  The Firm requires two legible forms of identification for all non-U.S. persons.  Acceptable forms of ID may include a current passport (copy of the ID and photo page including signature and personal information page), national identity card, such as Cedula, Voter Registration card, Armed Forces ID, or a government issued ID with a photo such as a Driver’s License.

For Non-U.S. Entities:  The Firm requires copies of formation documents such as Articles of Incorporation (or equivalent), business license (if any), and/or a Certificate of Status.  Formation documents will be used to identify beneficial owners.  Once the beneficial owners are known, the ID requirements outlined above will apply regardless of citizenship.  If information is inadequate and beneficial owners cannot be identified, the account may be rejected.

9.5.7 Entities that do not Require Documentary Verification

Although the firm will require information about the following customers, it generally will not be necessary to obtain formation documents or other CIP verification for publicly traded companies listed on the New York Stock Exchange (NYSE), American Stock Exchange (AMEX) and NASDAQ , banks (governed by a Federal or state regulator), retirement plans (governed by ERISA), U.S. Government agencies or departments, or investment advisers registered either with the SEC under Section 203 of the Investment Advisers Act of 1940 or with a state securities commission.

9.5.8 Reliance on Another Financial Institution

For institutions acting as intermediaries engaging in transactions through sub-accounts executing trades that clear or settle at our Firm, under these circumstances the institutional accountholder will generally provide only limited information concerning the beneficial owners of the sub-accounts.  As a result, when establishing a sub-account for an institutional accountholder acting as intermediary (other than an omnibus account), the following is required if we are unable to complete a documentary verification and where we intend to rely on the institutional accountholder to perform required elements of our CIP:

•	The institutional accountholder must be subject to a rule implementing the AML compliance program requirements of the U.S.A. PATRIOT Act and be regulated by a Federal regulator; and

•	The institutional accountholder must enter into an agreement (in the form of the AML Certification Letter or similar) requiring it to certify, at account opening and annually thereafter, that it has implemented an AML program, and that it will perform specified requirements of our CIP.

•	Signed agreements must be directed to the Firm’s AMLCO for review and acceptance.

If the above conditions are not met or if the AMLCO determines the reliance to be unreasonable, the representative(s) responsible for the account will be required to obtain all required CIP information including documentary verification for each sub-account as outlined above.

9.6	Preventing Money Laundering – Red Flags

All associated persons and their compliance supervisors should be aware of the techniques for detecting and preventing money laundering.  These include:

•	Know your customer. Learn the customer’s identity. Obtain a photo identification of the customer such as a driver’s license or a passport. Attempt to meet face-to-face with the customer. Obtain positive identification of foreign customers and ensure that they are not on the OFAC list. If a customer is unwilling to provide identification documents or other information to open a new account, exhibits unusual concern about secrecy, insists on using a post office box, indicates that he/she can be reached by a cell phone or pager only, notify the AMLCO immediately.
•	Inquire about the source of funds being deposited to the account. Are the funds from savings, current income, or inheritance? If a customer’s source of funds is ambiguous, require transfer instructions, proof of employment or proof of inheritance. If the account is for a commercial account, obtain financial statements, minutes and names of officers and a description of the business.
•	Obtain the customers investment objectives, risk tolerance and frequency of deposits and withdrawals. If the customer shows no regard for costs, risk or commissions this could indicate money laundering.
•	Review customer accounts for abnormal activity. Deposits in excess of stated income; wires that come in and are immediately wired out; improper remarks made by the customer; accounts with cash and no activity; accounts that are opened, funded and closed quickly; accounts with multiple wires to different locations; multiple signatories on the account; or a change in the pattern of activity may indicate money laundering.

•	A customer exhibits an unusual concern regarding the Firm's compliance with government reporting requirements, particularly with respect to his or her identity, type of business and assets, or is reluctant or refuses to reveal any information concerning business activities, or furnishes unusual or suspect identification or business documents.
•	A customer wishes to engage in transactions that lack business sense, apparent investment strategy, or are inconsistent with the customer's stated business/strategy.
•	A customer (or a person publicly associated with the customer) has a questionable background or is the subject of news reports indicating possible criminal, civil or regulatory violations.
•	A customer appears to be acting as the agent for another entity but declines, evades or is reluctant, without legitimate commercial reasons, to provide any information in response to questions about that entity.
•	A customer has difficulty describing the nature of his or her business or lacks general knowledge of his or her industry.
•	A customer attempts to make frequent or large deposits of currency, insists on dealing only in cash equivalents or asks for exemptions to the Firm's policies relating to the deposit of cash and cash equivalents.
•	A customer engages in transactions involving cash over $ 10,000 or cash equivalents or other monetary instruments that appear to be structured to avoid government reporting requirements, especially if the monetary instruments are in an amount just below reporting or recording thresholds and/or are sequentially numbered;
•	A customer engages in multiple transfers of funds or wire transfers to and from countries that are considered bank secrecy or “tax havens" that have no apparent business purpose or are to or from countries listed as non-cooperative by FATF and FinCEN, or are otherwise considered by the Firm to be high‑risk (for a list of prohibited and approved countries list, refer to Streetscape’s policies and procedures online reference for National Financial correspondents under USA PATRIOT ACT);
•	A customers account has unexplained or sudden extensive wire activity, where previously there had been little or no wire activity without any apparent business purpose;
•	A customer makes a funds deposit followed by an immediate request that the money be wired out or transferred to a third party, or to another firm without any apparent business purpose;
•	A customer makes a funds deposit, for the purpose of purchasing a long‑term investment, followed shortly thereafter by a request to liquidate the position and a transfer of the proceeds out of the account;

•	For no apparent reason, a customer has multiple accounts under a single name or multiple names, with a large number of inter‑account or third party transfers;
•	A customer engages in excessive journal entries between unrelated accounts without any apparent business purpose; and
•	A customer requests that a transaction be processed in such a manner to avoid the Firm's normal documentation requirements.

The Firm will consider the following factors, among others, in assessing the risk posed by particular a customer or transactions:

•	Whether the customer is an individual, an intermediary, public, private, domestic or foreign corporation, a financial or non‑financial institution, or regulated person or entity.
•	Whether the customer has been an existing customer for a significant period.
• How the client became a customer.
•	Whether the business of the customer or the particular type of account, is the type more likely to be involved in illicit activity (e.g., cash intensive businesses).
•	Whether the customers home country is a member of FATF or is otherwise subject to adequate anti‑money laundering controls in its home jurisdiction; and whether the customer resides in, is incorporated in or operates from a jurisdiction with bank secrecy laws, or one which has otherwise been identified as an area worthy of enhanced scrutiny.

9.7	Confidential Reporting of AML Program Non-Compliance

Employees will report any violations of the Firm’s AML Program to the AMLCO, unless the violations implicate the AMLCO, in which case the employee shall report to the CCO or General Counsel of the Firm.  Such reports will be confidential, and the employee will suffer no retaliation for making the reports.

9.8	Employee Accounts

Responsibility for employee account reviews will be shared between a designated supervisory principal and the AMLCO.  Reviews will include accounts held at the clearing firm and any that may be held at another broker/dealer.   Among the items to be reviewed for are those discussed in the subsection titled "Preventing Money-Laundering – Red Flags" in these Anti-Money Laundering procedures. The review shall be performed monthly or quarterly (depending on the frequency of the account statement) and shall be evidenced by either initialing the account statement or by maintaining an account review log.

9.9	Customer Notification

The Firm will notify its customers that it is requesting information in order to verify their identity prior to establishing a relationship.  The notification will be appear on the Firm’s new account form and the Firm’s website at www.uscallc.com.

“Important Information when Opening a New Account:

To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions to obtain, verify and record information that identifies each person who opens an account.

Required Customer Information

When you open an account, our firm is required to collect the following information:

•	Name
•	Date of birth (for an individual)
•	Physical address
•	Identification number: (i) U.S. citizen: taxpayer identification number (Social Security number or employer identification number); or (ii) Non-U.S. citizen: taxpayer identification number; passport number and country of issuance; alien identification card number; or government-issued identification showing nationality, residence and a photograph of you.

You may also need to show your driver’s license or other identifying documents.  A corporation, partnership, trust or other legal entity may need to provide other information, such as its principal place of business, local office, employer identification number, certified articles of incorporation, government-issued business license, a partnership agreement or a trust agreement.  U.S. Department of the Treasury, Securities and Exchange Commission, and FINRA rules already require you to provide most of this information.  These rules also may require you to provide additional information, such as your net worth, annual income, occupation, employment information, investment experience and objectives and risk tolerance.

Customers Who Refuse to Provide Information

If a potential or existing customer either refuses to provide the information described above, or appears to have intentionally provided misleading information, our firm will not open a new account; and after considering the risks involved, will consider restricting or closing any existing accounts.”

9.10	Emergency Notification to Government by Telephone

When conducting due diligence or opening an account, the Firm will immediately call Federal law enforcement in these emergencies: a legal or beneficial account holder or person with whom the account holder is engaged in a transaction is listed on or located in a country or region listed on the OFAC list, an account is held by an entity that is owned or controlled by a person or entity listed on the OFAC list, a customer tries to use bribery, coercion, or similar means to open an account or carry out a suspicious activity, the Firm has reason to believe the customer is trying to move illicit cash out of the government’s reach, or the Firm has reason to believe the customer is about to use the funds to further an act of terrorism. The AMLCO or his designee will first call the OFAC Hotline at 1-800-540-6322 and then the Financial Institutions Hotline (1-866-556-3974).

9.11	Anti-Money Laundering Employee Training

All associated persons will be required to participate in training regarding the Firm's anti-money laundering policies and procedures, as now required by the USA PATRIOT Act, including the detection of unusual or suspicious transactions and compliance with the various Federal rules, regulations and reporting requirements. All appropriate Employees will receive training to ensure that they are knowledgeable about their role in the Firm's anti-money laundering efforts, how to identify "red flags" and possible signs of money laundering that could arise during the course of their duties; what to do once the risk is identified; what their roles are in the Firm's compliance efforts; how to perform their roles; the Firm's record retention policy; and disciplinary consequences, including civil and criminal penalties for non-compliance with the Money Laundering Abatement Act.  To this end, the Firm will determine which of its Employees, based on their job function need to receive additional specific periodic training relative to money laundering prevention.  The AMLCO will maintain evidence of the Firm’s training efforts by initialing all training plans and maintaining a log of those personnel who attended the appropriate training.

With regards to the educational content, the Firm will tailor the contents of its anti-money laundering training to the specific needs and business of the organization.  As new subject matter or legislation is identified, the program will be modified.  In so doing, the following items will be addressed: the Firm's “Know Your Customer” policy and procedures; potential indicators of suspicious activity; the rules and regulations for reporting currency transactions, transportation of monetary instruments and suspicious activity; the Firm's procedures for reporting such transactions or activity; and the civil and criminal penalties associated with money laundering. Additionally, the Firm will update its training materials to reflect recent developments, techniques or money laundering trends identified by various government agencies such as FinCEN (see www.fincen.gov ) and FATF see www.fatf-gafi.org ).

9.12	Suspicious Activity Reports (SAR)

Suspicious Activity Reports by the Securities and Futures Industry (form: SAR-SF; available at http://www.FinCEN.gov/reg_bsaforms.html) must be filed with FinCEN for:

•	Criminal acts (or attempts to commit criminal acts) against the Firm or involving transactions through the Firm, by an officer, director, Employee, agent, or other party affiliated with the Firm (termed “insiders” under this rule), if the Firm has a substantial basis for identifying the guilty individual or individuals.
•	Criminal acts (or attempts to commit criminal acts) against the Firm, or involving transactions through the Firm, in an aggregate amount of $5,000 or more in funds or other assets, if there is a substantial basis for identifying the guilty individual(s).
•	Criminal acts (or attempts to commit criminal acts) against the Firm, or involving transactions through the Firm, in an aggregate amount of $25,000 or more in funds or other assets, whether or not the Firm can identify a suspect.
•	Transactions (or attempts to engage in transactions) aggregating $5,000 or more that the Firm suspects are conducted for the purpose of money laundering, violating Bank Secrecy Act regulations, or violating any transaction reporting requirements under federal law.
•	Transactions (or attempts to engage in transactions) aggregating $5,000 or more that the Firm suspects involve funds or other assets derived from criminal activity.
•	Transactions (or attempted transactions) having no business or apparent lawful purpose, or that would not normally be expected for the particular customer involved, and the Firm knows of no reasonable explanation for it after examining all the facts and circumstances.

The AMLCO will examine daily receipt and disbursement activity reports to detect any of the above patterns, and will evidence reviews by electronic signature with a date and timestamp.

The AMLCO will file a SAR-SF no later than 30 calendar days after the detection of a suspicious transaction.  However if no suspect is identified filing may be delayed 30 days while the Firm attempts to identify the suspect.  An SAR-SF does not have to be filed in the case of a robbery that is reported to enforcement agencies. By law, the Firm, its officers, directors or Employees who report a suspicious activity are not permitted to notify any person or party involved in the suspicious transaction that a report has been filed.  Any request for disclosure of the SAR-SF by anyone other than FinCEN, the SEC, or other appropriate law enforcement or regulatory agency will be declined, and the AMLCO will notify FinCEN of the request and the response. The AMLCO will evidence notification to FinCEN by signing, dating and placing a copy of the notification in the appropriate file.  All SAR-SF’s and supporting documentation will be maintained for a period of five years from the date of filing.

9.13	FinCEN

9.13.1	Section 314(a) Requests

If the Firm receives a section 314(a) request from FinCEN the AMLCO will be responsible for searching the Firm’s records to determine if the Firm maintained an account for, or engaged in, a transaction with any individual, entity or organization listed in the request.  The period to be searched for current accounts and accounts maintained by the subject of the 314(a) request are the preceding 12 months of the request.  The period to be searched for transactions not linked to an account conducted by the subject of the 314(a) request is the preceding six months. The AMLCO will respond within 14 calendar days after receiving the request with any matches to the listing. If matches are found, the AMLCO will report to FinCEN via e-mail to sys314a@fincen.treas.gov or via facsimile to 703-905-3660 with any matches.  The information is communicated by completing the Subject Information Form and placing an “X’ next to the match.  If no matches are found the AMLCO will initial and date the 314(a) notification, annotate that no matches were found, and place the request in the file.

The Firm will not disclose the fact that a 314(a) request was made to any other person.  The Firm will not close the account of a person subject to a 314(a) request.  The Firm will not maintain a list of the subjects for the purpose of evaluating whether or not to open an account.

9.13.2	FinCEN Section 314(b) Notice

The Firm may share information with a prime broker, custodian, clearing firm, or other financial institutions.  However, on September 26, 2002, FinCEN issued a final rule regarding information sharing among financial institutions and federal government law enforcement agencies for the purpose of identifying, preventing, and deterring money laundering and terrorist activity. If the Firm intends to share information with another financial institution about those suspected of terrorism or money laundering, the Firm must do the following:

•	Submit to FinCEN an initial, and thereafter annual, notice, which can be completed online at FinCEN's Web Site. The Firm must submit the notice to FinCEN prior to sharing information. This will be done online at the Web site; FinCEN.gov and by entering the "314(b) Notify”. The Firm will maintain a copy of this notification in their anti-money laundering file.
•	Prior to sharing information, the Firm will take reasonable steps to ensure that the other firm with which it intends to share this information has submitted the requisite notice to FinCEN. The Firm can obtain a copy of the other firm’s notice, or by other reasonable means, including accepting the representations of the other firm that a notice was filed after the most recent list has been distributed by FinCEN.
•	Information received by the Firm under a sharing agreement cannot be used for any other purpose other than identifying and where appropriate, reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting the financial institution in complying with any requirement of the section.
•	This information MUST be safeguarded to protect the confidentiality of customer information. The Firm will satisfy its safeguarding requirements by applying to any information requests, those procedures established to satisfy the requirements of section 501 of the Gramm-Leach-Bliley Act regarding the protection of customers’ non-public personal information. This means compliance with the privacy provisions of Regulation S-P.

If the Firm shares information under this section, it will be protected from liability for sharing the information, or for any failure to provide notice of such sharing to an individual, entity, or organization that is suspected of terrorism or money laundering. However, the safe harbor will not apply if the Firm has failed to comply with the requirements set forth in the rule.

9.14	Targeting Terrorists and Blocked Accounts

Pursuant to Executive Order 13224, the Firm will not accept orders from, engage in transactions with, nor facilitate funds transfers for people, organizations, and/or countries and regions identified on the Treasury’s OFAC Web site.  The Firm shall prevent this by comparing the customer with the names on OFAC’s SDN list. This can be accomplished by accessing FINRA’s Web site for Anti Money Laundering (http://apps.finra.org/rulesregulation/ofac/1/Default.aspx), selecting the section titled “Search OFAC SDN List” and entering the customer’s name. A screen print of the results of the search shall be made and a copy placed in the customer’s file.  The principal that approves the account shall not approve the account if the customer appears on OFAC’s list and the match cannot be explained as a false match.

To prevent any illegal transactions or funds transfers by the Firm’s current customers should their names be added to the list at a later date, USCA shall contact the Firm’s clearing firm(s) and verify that they have software in place to identify the banned customers and to freeze their accounts.   This fact shall be documented by a memo to file signed by the AMLCO, or by obtaining written verification from the clearing firm(s). If the Firm’s clearing firm has not agreed to make such a comparison, then the Firm shall compare the names of its current customers against the OFAC list as described in the preceding paragraph on a yearly basis.

If a customer’s assets should ever be frozen by the clearing firm because the customer’s name appeared on the OFAC list, the Firm shall fax a letter to OFAC’s Compliance Division at 202-622-2426, and the letter shall describe the incident and the names of the persons or organizations involved.  This notice shall be filed within one business day of the Firm becoming aware of the incident.  If the Firm has any customers whose assets are still being blocked on June 30 of each year, the AMLCO shall obtain Form TDF 90-22.50 from OFAC and file an annual report with OFAC by September 30.

All copies of any forms that the Firm files with OFAC, the U.S. Department of Treasury, I.R.S., or any other governmental agency, shall be kept as part of the Firm’s records for at least six years.

9.15	Special Situations – Foreign Relationships

9.15.1	Sanctions against Foreign Governments

The Treasury Department has the ability to impose sanctions against foreign governments, and their agents that sponsor terrorism and narcotics trafficking.  This may include the freezing of assets, limitations on services, restrictions on trading and limitations on investment banking in these foreign countries. The countries that are currently under sanctions are: Cuba, Iran, North Korea, Sudan, Syria.  Accounts with addresses in any of these countries should not be established or, if already established, will be restricted by NF’s AML/OFAC Risk Department. AML/OFAC Risk uses the “H5” (definite OFAC issue)  and “H0” (potential OFAC issue) restrictions for all OFAC-related issues. These restrictions prohibit all account activity.

9.15.2	High Risk and Non‑Cooperative Jurisdictions

The Firm will pay particular attention to those accounts located or incorporated in certain countries or regions identified by recognized international organizations, multilateral expert groups or in governmental or industry publications as non-cooperative with international anti-money laundering principles or procedures or having inadequate anti-money laundering measures.  Sources that the Firm can consider in making a reasonable determination about such accounts include those that identify high-risk countries or non-cooperative jurisdictions in the fight against money laundering circulated by FATF, FinCEN, the Organization for Economic Cooperation and Development (''OECD''), and the U.S. Department of State's annual International Narcotics Control Strategy Report (''INCSR''). The underlying narrative for these sources may also prove useful. The Firm may also wish to review the annual National Money Laundering Strategy report for other jurisdictions, states or territories that have been designated by law enforcement as posing a heightened risk of money laundering.

9.15.3	Foreign Operating Commercial Entities

Taking into account various factors, including the entity's country of incorporation and the foreign or offshore jurisdiction in which the business is located, the Firm has implemented internal processes for corporations or entities established or located in jurisdictions outside of the United States. Based upon our risk‑assessment the Firm may consider whether additional identifying information about the customer is necessary.

9.15.3.1	Foreign Shell Banks

Consistent with the provisions of the Patriot Act, the Firm will not establish, maintain, administer or manage an account in the United States for, or on behalf of, a prohibited foreign shell bank. The USA PATRIOT Act also requires financial institutions to take reasonable steps to ensure that correspondent accounts are not used indirectly to provide banking services to foreign shell banks. To this end, to the extent, the Firm establishes a relationship with a foreign bank, the AMLCO will require that such foreign bank clients that maintain branches or agencies to provide a copy of their Annual Report (FR Y-7) which lists the foreign bank’s agent for service of process.

The Firm is prohibited from establishing, maintaining, administering, or managing a "correspondent account" in the United States for an unregulated foreign shell bank.  The Firm will terminate a correspondent relationship within ten business days from the date of notification by the Department of the Treasury or the United States Attorney general that the foreign bank has failed either to comply with a summons or subpoena or to contest it in United States Court.

9.15.3.2	Correspondent Accounts

The Money Laundering Abatement Act requires the Firm to maintain records identifying the owners of foreign banks that maintain "correspondent accounts" in the United States and the name and address of an agent residing in the United States authorized to accept service of legal process for such banks.  The Firm will require their foreign bank account holders to model certifications issued by Treasury to the extent possible.  The certification forms generally ask the foreign banks to confirm that they are not shell banks and to provide the necessary ownership and agent information. Use of the certification forms will help the Firm ensure that it is complying with requirements concerning "correspondent accounts" with foreign banks and can provide the Firm with a safe harbor for purposes of complying with such requirements.  The Firm will recertify (if relying on the certification forms) or otherwise verify any information provided by each foreign bank, or otherwise relied upon, at least every two years or at any time the Firm has reason to believe that the information is no longer accurate.

In addition, the Firm has, as required under Section 312 of the Money Laundering Abatement Act, established appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls that are reasonably designed to detect and to report instances of money laundering for any "correspondent account" established, maintained, administered, or managed for a foreign bank.  At a minimum, in the case of foreign banks licensed by certain high-risk jurisdictions or operating under an offshore banking license, the Firm will take reasonable steps:

•	to determine the ownership of the foreign bank;
•	to conduct enhanced scrutiny of the account to detect and report suspicious activity; and
•	to determine whether the foreign bank maintains "correspondent accounts" for any other bank, and if so, the identity of those banks.

9.15.3.3	Personal Investment Corporations or Personal Holding Companies

The Firm will identify the principal beneficial owner(s) of offshore corporate accounts where such accounts are personal investment corporations or personal holding companies. Although the documentation may vary, the Firm will strive to obtain sufficient documentation regarding the principal beneficial owner(s) of the account. Additional due diligence may also be warranted depending on a number of factors, including the location of the offshore entity and the location of the principal beneficial owner(s).

9.15.3.4	Senior Foreign Governmental Public Official

Consistent with the requirements of the USA PATRIOT Act and the ''Guidance on Enhanced Scrutiny for Transactions That May Involve the Proceeds of Foreign Official Corruption issued in January 2001 by the Department of Treasury and the state and federal bank supervisory agencies, the Firm will employ reasonable measures to identify accounts maintained for senior foreign government/public officials, their immediate family member’s and/or close associates. The Firm will conduct enhanced due diligence on all such accounts. The Firm's due diligence should be reasonably designed to detect and report transactions that may involve the proceeds of foreign corruption. In opening Personal Investment Corporations or Personal Holding Companies, care should also be taken to ascertain if the account is being established by, or for the benefit of, a senior foreign public official.

10 CODE OF ETHICS

10.1 Introduction

The Code of Ethics is a compilation of basic principles of conduct for which you, as a Firm employee, are responsible for knowing and following. These principles represent values critical to our customers and others to conduct our business with honesty and integrity. The Code has been adopted to protect the reputation and integrity of THE FIRM and its employees and to assist employees in following uniform standards of ethical conduct. The term "employee" in the Code is understood to mean officers, directors, employees, and independent contractors.

The Code of Ethics is intended to govern the actions and working relationships of employees with current or potential customers, consumers, other Firm employees, competitors, suppliers, government representatives, the media, and anyone else with whom the Firm has contact. In these relationships, employees must observe the highest standards of ethical conduct. The success of THE FIRM as a provider of financial services is built upon the trust and confidential relationships maintained between THE FIRM and its customers. Therefore, each employee is expected in all business matters to place THE FIRM's and its customers' interest above his or her own self-interest and to discuss with Compliance any proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

It is THE FIRM's policy that an employee maintain no position which (1) could conflict with their performance of duties and responsibilities to THE FIRM, (2) affects or could affect independence or judgment concerning transactions between THE FIRM and its customers, suppliers, or others with whom THE FIRM competes or has existing or pending or potential business relationships, or (3) otherwise reflects negatively on THE FIRM.

Employees must resolve any doubt as to the meaning of the Code in favor of good, ethical judgment. It is the responsibility of each employee to avoid even an appearance of impropriety.

Implicit in the Code of Ethics is THE FIRM's policy that both THE FIRM and its employees comply with the law. The law prescribes a minimum standard of conduct; the Code of Ethics prescribes conduct that often exceeds the legal standard. Any request made of an employee by any supervisor carries with it, whether or not articulated, the understanding that the employee is to comply with the request only to the extent he or she can do so while complying both with the law and this Code of Ethics. In certain instances, areas of THE FIRM have their own unique policies governing subjects covered by the Code of Ethics due to their lines of business. These policies are in addition to the requirements of the Code of Ethics.

10.2 Confidentiality

Non-public information regarding THE FIRM or its businesses, employees, customers, suppliers or consumers is confidential. Employees may not purposefully access or view such information without a business justification, disclose such information, or use it for trading in securities or for other personal gain during or after employment, except that employees may use confidential information to perform their job duties.

10.3 Self-Interest

Employees are prohibited from:

1.	Accepting employment or engaging in a business (including consulting and similar arrangements or arrangements with competitors) that may conflict with the performance of their duties or THE FIRM's interest. All outside business activities require prior approval by Compliance.

2.	Taking for themselves personally opportunities that are discovered through the use of THE FIRM’s proprietary, non-public information (such as processes, programs, software, and business information and plans) about THE FIRM or its businesses, or position, even if developed by the employee either within or outside of the employee's area of responsibility, or using corporate property, information or position for personal gain, or competing with THE FIRM.
3.	Taking unfair advantage of any customer, supplier, competitor, or other Firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.
4.	Soliciting or demanding anything of value from any person in conjunction with the performance of their duties to THE FIRM (other than normal compensation received from THE FIRM).
5.	Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of THE FIRM's business, in connection with any business or transaction involving THE FIRM.
6.	Purposefully viewing or using confidential information about the Firm or its businesses, employees, or customers, consumers or suppliers without a valid business reason, for personal benefit or disclosing such information to others outside of job duties.
7.	Misusing THE FIRM's information technology and electronic communications system, including accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business.
8.	Permitting Firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, used, or intercepted in an unauthorized manner.
9.	Making any political contribution of money or other property on behalf of THE FIRM that would violate federal or state law.
10.	Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.
11.	Purchasing property, whether real, personal or intangible, from THE FIRM without the approval of his or her supervisor or other designated senior officer unless THE FIRM makes a general offer of extraneous company property to employees on a non-discriminatory basis.
12.	Selling property or services to THE FIRM unless approved by Compliance which will ascertain the reasonableness of the selling price.
13.	Providing customers with legal, tax, accounting or investment advice not in the usual course of business; or recommending attorneys, accountants, securities dealers, insurance agents, brokers, real estate agents, or other service providers if the advising employee receives a personal reciprocal benefit for the referral from the service provider. (Note that referrals to service providers are permissible as long as the employee does not receive a personal reciprocal benefit for that referral.)

14.	Engaging or investing in any business that directly or indirectly competes with services provided by THE FIRM or any subsidiary of the Firm, except where such an investment represents insignificant ownership in a publicly traded company.
15.	Knowingly benefiting from an error, including but not limited to payment of compensation (including incentive plan payments) or travel and entertainment expense reimbursement, without disclosing that error.
16.	Doing any of the above actions indirectly through another person.

10.4 Gifts and Entertainment

Entertainment and the giving or receipt of gifts are governed by THE FIRM's Gifts, Gratuities and Entertainment policy in the chapter 3 of THE FIRM's Written Supervisory Procedures.

Discounts and price reductions not generally available to others are considered gifts. Employees are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving THE FIRM.

10.5 Bequests

An employee must report to Compliance any potential bequest in excess of $100 to the employee under the will or trust instrument of a customer, vendor or supplier of THE FIRM, whether or not THE FIRM is the fiduciary named under such instrument, unless the customer, vendor, or supplier is a member of the employee's immediate family. Bequests in excess of $100 are subject to the approval of the employee's immediate supervisor and Compliance.

10.6 Privacy

Employees may be restricted from accessing, sharing or using certain information across Firm affiliates and from sharing information with external third parties, except as allowed by law. Employees must not view or request access to information unless a valid business purpose exists.

For specific information about privacy requirements, see Regulation S-P Privacy of Consumer Financial Information.

10.7 Holding Office/Appointments

1.	Before an employee may become a director, officer, or partner of any business organized for profit outside THE FIRM, written approval by Compliance is required.
2.	Employees are encouraged to participate in organizations that are involved in charitable, educational, or community activities, and no approval is needed for involvement with such organizations unless the employee will receive compensation. Generally the firm requests that such activities be disclosed as an outside activity where your name and that of the Firm’s is likely to be linked together publicly.
3.	Employees are encouraged to participate in civic and political activities, but requests that the activity be reported as an outside activity where your name and that of the Firm’s is likely to be linked together publicly.
4.	An employee may hold a part-time elective or appointive office provided the employee receives the written approval of Compliance and provides full disclosure concerning the time involved and compensation, if any, to be received. When an employee seeks a political office, the employee must obtain an opinion from the political entity's legal counsel stating that the employee's candidacy is not prohibited and that the employee's election or appointment will not bar the political entity from doing business with THE FIRM.
5.	Employees must avoid appointments, including fiduciary appointments, which may conflict with the performance of their duties for THE FIRM or otherwise interfere with their employment relationship with the Firm. All fiduciary appointments, except those on behalf of the employee's immediate family members ("Immediate family member" means a person's child, parent, spouse, sibling, and in-laws) must be approved by Compliance which may require execution of a hold harmless agreement by the beneficiary. Employees are prohibited from maintaining trusteeships and other fiduciary appointments for their own customers other than immediate family members.

10.8 Internal Accounting Controls

No one shall, directly or indirectly, knowingly falsify or cause to be falsified ANY book, record or account of the Firm. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of disposition of company assets, records of consumers, or any other record.

Any employee who becomes aware, directly or indirectly, of inadequate controls, a failure of controls, or a circumvention of controls, or that transactions or other items are improperly recorded on THE FIRM's books or records, must promptly report the situation to Legal or Compliance.

10.9 Reporting Possible Ethics Violations And Disciplinary Action

Employees have an obligation to report potential ethics violations to Legal or Compliance. Legal and Compliance will maintain the confidentiality of the individual reporting the possible violation; the employee may also report anonymously the identity of the parties involved. Retaliation against employees who report possible violations is strictly prohibited and will subject those who retaliate with disciplinary action which may include termination. Those who violate the Code are subject to disciplinary action which may include termination.

For example, if an employee would feel more comfortable in merely reporting that they suspect several of their co-employees are involved in what appears to be falsifying credit reports or that a fellow employee is involved in a transaction that may be a conflict of interest on his or her part, the employee need only report the suspected Code violation, the persons involved, and the department in which they suspect the activity is occurring.

10.10 Trading In The Stock Of Firm Customers, Suppliers Or Vendors

No employee may trade in the securities of a customer, supplier or vendor of THE FIRM if the securities are publicly traded and the employee has non-public information concerning the proposed transaction. In no case may the employee trade in any customer’s, supplier’s or vendor’s securities as outlined above until after making full disclosure of the proposed transaction (including potential inside information) to the employee's immediate supervisor and Compliance.

10.11 Full And Fair Disclosure

Employees are required to make full, fair, accurate, timely, and understandable disclosure in reports and documents that THE FIRM files with, or submits to, the Securities and Exchange Commission, SROs, government agencies, and in other public communications made by THE FIRM.

10.12 Compliance

1.	Each employee of THE FIRM shall act on THE FIRM's behalf in a manner that complies with all laws, rules, and regulations under which THE FIRM must operate. Any employee who becomes aware, either directly or indirectly, of an employee's violation of a law involving a breach of trust must report the violation promptly to Compliance.
2.	If an employee becomes aware of or suspects embezzlement, false entries in THE FIRM's records, false statements to THE FIRM's regulators, false statements by customers or consumers (where the employee knows that the statement is false or has reason to inquire as to its falseness), or any fraud or potential fraud, or other criminal violation involving THE FIRM, its employees or customers, such employee must immediately contact Compliance.

3.	An employee who is convicted of a crime (other than a minor traffic offense) or found liable for an offense that subjects the employee to a disciplinary or licensure order by a regulatory agency or self-regulatory organization, must promptly report the event to Compliance. In addition, an employee who is charged with (but not convicted) of a crime involving a breach of trust, dishonesty, substance abuse, money laundering, or a felony, or is charged with (but not found liable) of an offense by a regulatory agency or self-regulatory organization that may result in a disciplinary or licensure order must promptly report the event to Compliance. Failure to report the above is a violation of the Code.
4.	Each employee must cooperate fully with a request by THE FIRM to conduct an investigation of the employee. Failure to do so is a violation of the Code.

10.13 Important Contacts

Title and/or Department	Name	Phone Number
Chief Compliance Officer	Steve Gott	713-366-0515
General Counsel	Therese Surprenant	713-366-0556
Chief Financial Officer	Ivana Shumberg	713-366-0577

10.14 Supervision

It is the responsibility of each supervisor to train and supervise employees so that they are able to perform their jobs in a competent manner and in conformity with THE FIRM's policies, including the Code of Ethics. When assigning responsibilities to an employee, it is the supervisor's responsibility to ensure that the employee has demonstrated the capability to discharge the assigned responsibility in conformity with the Code of Ethics. It is also the supervisor's responsibility to ensure that all employee questions concerning the operation and requirements of the Code of Ethics are fully addressed.

10.15 Administration

1.	The Chief Compliance Officer is responsible for administration of the Code of Ethics and updating the Code when necessary.
2.	All employees will receive a printed copy or directed to review an electronic version of the Code upon hire and will certify their compliance annually on the Annual Employee Certification.
3.	Disclosures, approvals, or waivers will be reviewed, acted upon, and retained by the Chief Compliance Officer with the exception of requests for waivers by Firm directors which will be reviewed and acted upon by the Board of Directors and/or THE FIRM Audit Committee, if an audit committee exists.
4.	The Code will be included in employee training.

GLOSSARY

Access Person	Access Person is each of the following:

(1) a director, trustee, or officer of the Firm, a Fund, or any affiliated entity;

(2) an Employee of the Firm, any company affiliated thereto, or a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst, trader, and most administrative personnel who assist those whose functions relate to the making of recommendations); and

(3) a natural person in a control relationship to the Firm, a Fund, or any affiliated entity who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of Securities by the Fund or other Client.

Advisers Act	Investment Advisers Act of 1940

AML	Anti-Money Laundering

AML Compliance Officer	Individual responsible for administering the Firm’s AML Program

Associated Person	A person associated with an investment adviser means any partner, officer, or director of such investment adviser (or any person performing similar functions), or any person directly or indirectly controlling or controlled by such investment adviser, including any Employee of such investment adviser, except persons associated with an investment adviser whose functions are clerical or ministerial shall not be included in the meaning of such term.

Assessment	The process of identifying core business areas and processes, completing an inventory and analyzing systems supporting the core business areas, prioritizing their conversion or replacement, identifying risks and the necessary resources.

Business Area	A grouping of business functions and processes that result in the production of specific outputs or services.

Client	Includes any person or entity for which the Firm provides investment advisory services.

Client Accounts	Client Accounts include all accounts managed by the Firm.

Code	Refers to the Code of Ethics for the Firm.

Firm	Refers to USCA ASSET MANAGEMENT LLC (USCA)

Contingency Plan	A contingency plan describes the steps a company would take, including the activation of manual or contract processes, to ensure the continuity of its core business processes in the event which causes a business interruption induced system or process failure.

Control	Refers to the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Convicted	The term includes a verdict, judgment, or plea of guilty, or a finding of guilt on a plea of nolo contendere, if such verdict, judgment, plea, or finding has not been reversed, set aside, or withdrawn, whether or not sentence has been imposed.

CCO	Chief Compliance Officer

Employee	Refers to all Employees, supervised persons, associated persons, investment professionals, officers and directors associated with the Firm.

Employee Account	Includes any personal account of an Employee, any joint account in which the Employee has an interest, any account in which the Employee is a tenant in common with another person; and any other account over which the Employee has investment discretion or may otherwise exercise control or in which the Employee has a direct or indirect beneficial or financial interest, including the accounts of entities controlled directly or indirectly by the Employee, trusts for the benefit of the Employee or for which the Employee acts as trustee, executor or custodian.

Employee Related Account	Includes the following accounts if maintained by the Firm; the accounts of an Employee's family members including but not limited to, an Employee's spouse, children, grandchildren, parents, grandparents, siblings and in-laws; the account of any person who resides with or receives support from the Employee; and any account for the benefit of any member of an Employee's family other than an account defined by these policies and procedures as an Employee account.

FATF	FATF means the Financial Action Task Force, an inter-governmental body whose purpose is the development and promotion of policies, both at national and international levels, to combat money laundering. FATF is a “policy-making body” which works to generate the necessary political will to bring about national legislative and regulatory reforms to combat money laundering. FATF’s website is http://www.fatf-gafi.org/.

FATF-Compliant Jurisdiction	A governmental jurisdiction that (i) is a member in good standing of FATF; and (ii) has undergone two rounds of FATF mutual evaluations.

FINRA	Financial Industry Regulatory Authority

Foreign Bank	Foreign Bank means an organization that (i) is organized under the laws of a foreign country; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

Immediate Family	The immediate family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

Initial Public Offering	Refers to an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Professional	An Investment Professional is each of the following:

(1) an Employee of the Firm, or any of its affiliates, or of a Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst); and

(2) a natural person who controls the Firm, an affiliate of the Firm, or a Fund and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.

Every Investment Professional is also an Access Person.

Large Cap Issuer	Is an issuer of Securities with an equity market capitalization of more than $2 billion.

Limited Offering	Refers to an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non‑public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

Manual	These Written Supervisory Procedures, which have been adopted by the Firm.

Mission-Critical System	The loss of these critical functions would cause an immediate stoppage or significant impairment to core business areas.

Non-Cooperative Jurisdiction	Non-Cooperative Jurisdiction means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as FATF, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. See http://www1.oecd.org/fatf/NCCT_en.htm for FATF’s list of Non-Cooperative Jurisdictions and Territories.

OFAC	U.S. Office of Foreign Asset Control. The complete OFAC lists, including OFAC’s List of Specially Designated Nationals and Blocked Persons, may be accessed at http://www.treas.gov/ofac.

Offshore Bank	A Foreign Bank that is barred, pursuant to its banking license, from conducting banking activities with the citizens of, or with the local currency of, the country that issued the license, other than a Regulated Affiliate.

Outsourcing	Paying another company or individual, to provide services that an organization might otherwise have performed itself, (i.e., software development, payroll).

Restricted List	The Restricted List is composed of companies whose securities are subject to research, sales or trading activity prohibitions.

SEC	Securities and Exchange Commission

Securities	Notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre‑organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open‑end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short‑term debt instruments, including repurchase agreements.

State	State means any State of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, or any other possession of the United States.

Supervised Person	Supervised Person refers to any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

USA PATRIOT Act	The USA PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

USCA	USCA Asset Management, LLC

Utilities	To a business this could mean several things: computer programs designed to perform maintenance work on the system or on system components, i.e., a storage backup program, a disk or file recovery program, or a resource editor; or the general phrase used to refer to telecommunication, electrical, gas, water and waste management services.

1933 Act	Securities Act of 1933, as heretofore or hereafter amended.

1934 Act	Securities Exchange Act of 1934, as heretofore or hereafter amended.

1940 Act	Investment Company Act of 1940, as heretofore or hereafter amended.